Exhibit 2.1

United States Bankruptcy Court
Southern District of Texas
ENTERED
IN THE UNITED STATES BANKRUPTCY COURT			July 25, 2023
FOR THE SOUTHERN DISTRICT OF TEXAS			Nathan Ochsner, Clerk
HOUSTON DIVISION
)

In re:	)	Chapter 11
)
VENATOR MATERIALS PLC, et al.,[1]	)	Case No. 23-90301 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

ORDER (I) APPROVING THE DEBTORS’ DISCLOSURE STATEMENT

RELATING TO THE JOINT PREPACKAGED PLAN OF REORGANIZATION

OF VENATOR MATERIALS PLC AND ITS DEBTOR AFFILIATES PURSUANT

TO CHAPTER 11 OF THE BANKRUPTCY CODE, (II) CONFIRMING THE JOINT

PREPACKAGED PLAN OF REORGANIZATION OF VENATOR MATERIALS PLC AND

ITS DEBTOR AFFILIATES PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

(FURTHER TECHNICAL MODIFICATIONS), AND (III) GRANTING RELATED RELIEF

The above-captioned debtors (collectively, the “Debtors”)2 having:

a.	on May 13, 2023, entered into the restructuring support agreement (as may be amended, modified, or supplemented from time to time, the “Restructuring Support Agreement”) with the support of (i) approximately 94% in principal of the Term Loan Claims, (ii) 98% in principal of the Senior Secured Notes Claims, and (iii) approximately 92% in principal of the Senior Unsecured Notes Claims;

[1]	A complete list of each of the Debtors in the Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at http://dm.epiq11.com/Venator. The Debtors’ service address in the Chapter 11 Cases is: Hanzard Drive, Titanium House, Stockton on Tees, Wynyard Park, TS22 5FD, United Kingdom.

[2]	Capitalized terms used but not defined in these findings of fact, conclusions of law, and order (collectively, this “Confirmation Order”) have the meanings ascribed to them in the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Further Technical Modifications) [Docket No. 320] (as modified, amended, or supplemented from time to time, the “Plan,” a copy of which is attached hereto as Exhibit A) or the Debtors’ Disclosure Statement Relating to the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 5] (including all exhibits attached thereto, and as modified, amended, or supplemented from time to time, the “Disclosure Statement”), as applicable. The rules of interpretation set forth in Article I.B of the Plan apply herein.

b.	on May 14, 2023:

i.	commenced solicitation of votes to accept or reject the Plan by, among other things, commencing service of the Solicitation Packages[3] to Holders of Claims in Class 3 (Senior Secured Claims) and Class 4 (Senior Unsecured Notes Claims), in accordance with the applicable provisions of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”), the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Bankruptcy Local Rules of the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Local Rules”); and

ii.	commenced service of the Notice of (I) Non-Voting Status of Certain Claims and Interests and (II) Opportunity for Holders of Such Claims or Interests to Opt Out of the Plan Release (the “Notice of Non-Voting Status”), attached to the Scheduling Order as Exhibit 3, and (b) the Combined Hearing Notice on Holders of Claims or Interests deemed to accept or reject the Plan;

c.	subsequent to commencing solicitation of votes to accept or reject the Plan, on May 14, 2023 (the “Petition Date”), commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code;

d.	on May 14 2023, posted the contents of the Solicitation Packages on the Claims and Noticing Agent’s public website;

e.	on May 15, 2023, filed:

i.	the Plan [Docket No. 4];

ii.	the Disclosure Statement [Docket No. 5];

iii.	the Declaration of Kurt Ogden, Chief Financial Officer of Venator Materials PLC, in Support of the Chapter 11 Petitions and First Day Motions [Docket No. 25] (the “First Day Declaration”), detailing the facts and circumstances of the Chapter 11 Cases; and

iv.	the Scheduling Motion [Docket No. 27];

f.	on or about May 15, 2023, posted:

i.	proposed forms of the Debtors’ first-day pleadings on the Claims and Noticing Agent’s public website; and

[3]	The solicitation packages (the “Solicitation Packages”) included (a) the Plan; (b) the Disclosure Statement; and (c) the respective Ballots for voting classes as outlined in the Debtors’ Emergency Motion for Entry of an Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (III) Approving the Solicitation Procedures, (IV) Approving the Combined Hearing Notice, (V) Waiving the Requirements for the U.S. Trustee to Convene a Meeting of Creditors, (VI) Extending the Time for the Debtors to File (A) Schedules and SOFAs and (B) Rule 2015.3 Financial Reports, and (VII) Granting Related Relief [Docket No. 27] (the “Scheduling Motion”).

ii.	the Certificate of Service regarding the Debtors’ prepetition service of first-day pleadings and solicitation materials [Docket No. 91] (together with the Proof of Publication, the “Affidavits”);

g.	obtained, on May 16, 2023, entry of the Order (I) Scheduling a Combined Disclosure Statement Approval and Plan Confirmation Hearing, (II) Establishing a Plan and Disclosure Statement Objection Deadline and Related Procedures, (III) Approving the Solicitation Procedures, (IV) Approving the Combined Hearing Notice, (V) Waiving the Requirements for the U.S. Trustee to Convene a Meeting of Creditors, (VI) Extending the Time for the Debtors to File (A) Schedules and SOFAs and (B) Rule 2015.3 Financial Reports, and (VII) Granting Related Relief [Docket No. 99] (the “Scheduling Order”), approving:

i.	the Notice of (I) Commencement of Prepackaged Chapter 11 Bankruptcy Cases, (II) Hearing on the Disclosure Statement, Confirmation of the Joint Prepackaged Chapter 11 Plan, and Related Matters, and (III) Objection Deadlines and Summary of the Debtors’ Joint Prepackaged Chapter 11 Plan (the “Combined Hearing Notice”), attached to the Scheduling Order as Exhibit 1, which contained notice of the commencement of the Chapter 11 Cases, the date and time set for the Combined Hearing, and the deadline for filing objections to the Plan and Disclosure Statement; and

ii.	the Notice of Non-Voting Status, to be distributed to Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 5 (General Unsecured Claims), Class 8 (Section 510(b) Claims), and Class 9 (Existing Equity Interests);

h.	on May 22, 2023 and May 25, 2023, respectively, published a version of the notice of publication attached as Exhibit 2 to the Scheduling Order (the “Publication Notice”), modified for publication in The New York Times (national and international edition), as evidenced by Affidavit of Publication of The New York Times [Docket No. 180] and the Affidavit of Publication of The New York Times International Edition [Docket No. 181] (collectively, the “Proof of Publication”);

i.	on June 13, 2023, filed the Plan Supplement for the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 217] (as modified, amended, or supplemented from time to time, the “Plan Supplement” and which, for purposes of the Plan and this Order, is included in the definition of “Plan”);

j.	on June 13, 2023, caused the Notice of General Meeting to be distributed to Holders of Existing Equity Interests [Docket No. 268];

k.	on June 20, 2023, filed an amended version of the Financial Projections, originally attached to the Disclosure Statement as Exhibit C [Docket No. 236];

l.	on July 14, 2023, filed the Declaration of Stephenie Kjontvedt of Epiq Corporate Restructuring, LLC Regarding the Solicitation and Tabulation of Votes on the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications), which detailed the results of the Plan voting process [Docket No. 299] (the “Voting Report”);

m.	on July 16, 2023, filed:

i.	an amended Plan [Docket No. 301];

ii.	the Amended Plan Supplement for the Debtors’ Joint Prepackaged Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 302];

n.	On July 17, 2023, filed:

iii.	the Declaration of Kurt Ogden, Chief Financial Officer of Venator Materials PLC in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 305-5] (the “Ogden Declaration”);

iv.	the Declaration of Zul Jamal, Managing Director of Moelis & Company, LLC, in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 305-3] (the “Jamal Declaration”);

v.	the Declaration of David Faris, Managing Director of Moelis & Company, LLC, in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 305-4] (the “Faris Declaration”);

vi.	the Declaration of Peter Mosley, Managing Director of Alvarez & Marsal North America, LLC, in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 305-6] (the “Mosley Declaration”); and

vii.	the Declaration of Jame Donath, Director of Venator Materials PLC, in Support of Confirmation of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 305-2] (the “Donath Declaration” and, together with the Ogden Declaration, the Jamal Declaration, the Faris Declaration, and the Mosley Declaration, the “Confirmation Declarations”);

o.	On July 19, 2023, filed:

i.	a further amended Plan [Docket No. 320];

ii.	the Debtors’ Memorandum of Law in Support of an Order (I) Approving the Debtors’ Disclosure Statement for the Joint Chapter 11 Plan of Reorganization and (II) Confirming the Amended Joint Prepackaged Plan of Reorganization of Venator Materials PLC and Its Debtors Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Technical Modifications) [Docket No. 321] (the “Confirmation Brief”);

p.	operated their businesses and managed their properties during the Chapter 11 Cases as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

The United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) having:

a.	reviewed the solicitation procedures in the Scheduling Motion regarding votes to accept or reject the Plan (the “Solicitation Procedures”);

b.	taken notice of the Plan, the Disclosure Statement, the Scheduling Motion, the Plan Supplement, the Confirmation Brief, the Confirmation Declarations, the Voting Report, the Combined Hearing Notice, the Affidavits, and all filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation of the Plan, including any and all objections, statements, and reservations of rights;

c.	reviewed the discharge, compromises, settlements, releases, exculpations, and injunctions set forth in Article VIII of the Plan;

d.	held a hearing on July 19, 2023, at 3:30 p.m., prevailing Central Time, pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code to consider approval of the Disclosure Statement and Confirmation of the Plan (the “Combined Hearing”);

e.	heard the statements and arguments made by counsel with respect to the approval of the requested relief in the Scheduling Motion, including the approval of the Solicitation Procedures and the Confirmation schedule, and approved the relief requested therein;

f.	heard the statements and arguments made by counsel in respect of both approval of the Disclosure Statement and Confirmation of the Plan;

g.	considered all oral representations, testimony, documents, filings, and other evidence regarding both approval of the Disclosure Statement and Confirmation; and

h.	taken judicial notice of all pleadings and other documents filed, all orders entered, and all evidence and arguments presented in the Chapter 11 Cases.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Combined Hearing and the opportunity for any party in interest to object to both approval of the Disclosure Statement and Confirmation were adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and that the legal and factual bases set forth in the documents filed in support of both approval of the Disclosure Statement and Confirmation and other evidence presented at the Combined Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Findings and Conclusions.

1.        The determinations, findings, judgments, decrees, orders, and conclusions set forth herein and in the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following conclusions of law constitute findings of fact, or vice versa, they are adopted as such.

B.	Jurisdiction, Venue, and Core Proceeding.

2.        The Bankruptcy Court has jurisdiction over the Chapter 11 Cases pursuant to section 1334 of title 28 of the United States Code. The Bankruptcy Court has exclusive jurisdiction to determine whether the Disclosure Statement and the Plan comply with the applicable provisions of the Bankruptcy Code and should be approved and confirmed, respectively. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Approval of the Disclosure Statement, including the Solicitation Procedures, and Confirmation of the Plan are core proceedings within the meaning of section 157(b)(2) of title 28 of the United States Code.

C.	Eligibility for Relief.

3.        The Debtors were and are entities eligible for relief under section 109 of the Bankruptcy Code.

D.	Commencement and Joint Administration of the Chapter 11 Cases.

4.        On the Petition Date, each of the Debtors commenced a voluntary case under chapter 11 of the Bankruptcy Code. Pursuant to the Debtors’ Emergency Motion for Entry of an Order Directing Joint Administration of Chapter 11 Cases [Docket No. 2], the Debtors requested that the Chapter 11 Cases be jointly administered and consolidated for procedural purposes only pursuant to Bankruptcy Rule 1015. Since the Petition Date, the Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Cases. No statutory committee of unsecured creditors or equity security holders has been appointed in the Chapter 11 Cases.

E.	Burden of Proof—Confirmation of the Plan.

5.        The Debtors, as proponents of the Plan, have met their burden of proving the applicable elements of section 1129(a) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation. In addition, and to the extent applicable, the Plan is confirmable under the clear and convincing evidentiary standard.

F.	Notice.

6.        As evidenced by the Affidavits and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the commencement of the Chapter 11 Cases, the Disclosure Statement, the Plan, the Plan Supplement, and the Combined Hearing, in compliance with all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), and the Bankruptcy Local Rules. Further, the Combined Hearing Notice, which was attached as Exhibit 1 to the Scheduling Motion, was and continues to be available at no charge to all members of the public on the public website maintained by the Claims and Noticing Agent at: http://dm.epiq11.com/Venator. No other or further notice is or shall be required.

G.	Disclosure Statement.

7.        The Disclosure Statement contains (a) sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable nonbankruptcy laws, rules, and regulations, including the Securities Act, and (b) “adequate information” (as such term is defined in section 1125(a) of the Bankruptcy Code and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtors, the Plan, and the transactions contemplated therein. The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

H.	Ballots.

8.        Class 3 (Senior Secured Claims) and Class 4 (Senior Unsecured Notes Claims) are the only class of claims entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”).

9.        The ballots the Debtors used to solicit votes to accept or reject the Plan from Holders of Claims in the Voting Classes (the “Ballots”) adequately addressed the particular needs of the Chapter 11 Cases and were appropriate for Holders of Claims in the Voting Classes to vote to accept or reject the Plan.

I.	Solicitation.

10.      The solicitation of votes on the Plan was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations, including the Securities Act.

11.      As described in the Confirmation Declarations, the Voting Report, the Affidavits, the Scheduling Motion, and the Confirmation Brief, prior to the Petition Date, the Debtors caused the Solicitation Packages to be transmitted and served to all Holders of Claims in the Voting Classes that held a Claim as of May 12, 2023 (the “Voting Record Date”), in compliance with the Bankruptcy Code, including sections 1125 and 1126 thereof, the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules, and any applicable non-bankruptcy law. The posting and service of the Solicitation Packages were timely, adequate, and sufficient under the facts and circumstances of the Chapter 11 Cases. The establishment and notice of the Voting Record Date were reasonable and sufficient, and the period during which the Debtors solicited votes to accept or reject to the Plan was a reasonable and sufficient period for Holders of Claims in the Voting Classes to make an informed decision to accept or reject the Plan. None of the post-Solicitation amendments to the Plan merit re-solicitation. No other or further notice or opportunity to vote on the Plan is or shall be required.

12.      Under section 1126(f) of the Bankruptcy Code, Holders of Claims in Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), and Class 5 (General Unsecured Claims) (collectively, the “Unimpaired Classes”) are Unimpaired and conclusively presumed to have accepted the Plan. The Debtors were not required to solicit votes from the Holders of Claims and Interests in Class 9 (Section 510(b) Claims) and Class 10 (Existing Equity Interests) (collectively, the “Deemed Rejecting Classes”), which were Impaired and deemed to reject the Plan under the Bankruptcy Code. Holders of Claims and Interests in Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests) (the “Deemed Accepting/Rejecting Classes” and, together with the Unimpaired Classes and the Deemed Rejecting Classes, the “Non-Voting Classes”) are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled), and, in either event, are not entitled to vote to accept or reject the Plan. No further notice shall be required for Holders of Claims in Non-Voting Classes.

J.	Voting.

13.      As evidenced by the Voting Report, the Debtors and their agents solicited and tabulated votes to accept or reject the Plan, and are soliciting and tabulating elections fairly, in good faith, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement, and any applicable nonbankruptcy law, rule, or regulation.

K.	Plan Supplement.

14.       The Plan Supplement complies with the Bankruptcy Code and the terms of the Plan, and the filing and notice of such documents are good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Local Rules, and all other applicable rules, laws, and requirements, and no other or further notice is required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. Subject to the terms of the Plan and the Restructuring Support Agreement (including, for the avoidance of doubt, any consent rights set forth or incorporated therein), and only consistent therewith, the Debtors reserve the right to alter, amend, update, or modify, in each case in whole or in part, the Plan Supplement before the Plan Effective Date. The Debtors served the Plan Supplement on all members of the Voting Classes and made the Plan Supplement publicly available on the Claims and Noticing Agent’s public website. No other or further notice is or shall be required.

L.	Compliance with Bankruptcy Code Requirements—Section 1129(a)(1).

15.      The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code. In addition, the Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a).

(i)	Proper Classification—Sections 1122 and 1123.

16.      The Plan satisfies the requirements of sections 1122(a) and 1123(a)(1) of the Bankruptcy Code. Article III of the Plan provides for the separate classification of Claims and Interests into nine Classes. Valid business, factual, and legal reasons exist for the separate classification of such Classes of Claims and Interests. The classification scheme contained in the Plan does not reflect any improper purpose and does not unfairly discriminate between, or among, Holders of Claims or Interests. Each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(ii)	Specified Unimpaired Classes—Section 1123(a)(2).

17.       The Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code. Article III of the Plan specifies the Unimpaired Classes within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
Class 1	Other Secured Claims
Class 2	Other Priority Claims
Class 5	General Unsecured Claims

18.       Additionally, Article II of the Plan specifies that Allowed Administrative Claims, Priority Tax Claims, DIP Claims, Professional Fee Claims, and Restructuring Expenses will be paid in full in accordance with the terms of the Plan; although these Claims are not classified under the Plan.

(iii)	Specified Treatment of Impaired Classes—Section 1123(a)(3).

19.      The Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code. Article III of the Plan specifies the Claims and Interests in the following Classes that are Impaired (the “Impaired Classes”) under the Plan within the meaning of section 1124 of the Bankruptcy Code:

Class	Designation
Class 3	Senior Secured Claims
Class 4	Senior Unsecured Notes Claims
Class 8	Section 510(b) Claims
Class 9	Existing Equity Interests

20.      For the avoidance of doubt, Holders of Class 6 (Intercompany Claims) and Class 7 (Intercompany Interests) are Unimpaired, and conclusively presumed to accept the Plan, or are Impaired, and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan.

(iv)	No Discrimination—Section 1123(a)(4).

21.      The Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code. The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest.

(v)	Adequate Means for Plan Implementation—Section 1123(a)(5).

22.      The Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code. The provisions in Article IV and elsewhere in the Plan, and in the exhibits and attachments to the Plan, the Plan Supplement, and the Disclosure Statement, provide, in detail, adequate and proper means for the Plan’s implementation, including, without limitation: (a) the general settlement of Claims and Interests; (b) authorization to effectuate the Restructuring Transactions; (c) the vesting of authority in the Reorganized Debtors; (d) the funding and sources of consideration for distributions under the Plan, including the Exit ABL Facility, the Exit Term Loan Facility (if any), the Rights Offering (if any), the New Ordinary Shares, and Cash on hand; (e) the preservation of each Debtor’s corporate existence after the Plan Effective Date; (f) the authorization and approval of certain corporate actions under the Plan; (g) the vesting of assets in the Reorganized Debtors; (h) the cancellation of all notes, instruments, certificates and other documents evidencing Claims or Interests, including credit agreements and indentures; (i) the authorization to take all actions contemplated by the Plan; (j) the adoption of the New Corporate Governance Documents by the Reorganized Debtors; (k) the appointment of the New Board; (l) the authorization and approval of corporate actions under the Plan; (m) the effectuation and implementation of other documents and agreements contemplated by, or necessary to effectuate, the transactions contemplated by the Plan; (n) the assumption of certain employment obligations; (o) the implementation of the Management Incentive Plan; (p) the preservation of Claims and Causes of Action not released pursuant to the Plan; and (q) the closing of the Chapter 11 Cases.

(vi)	Voting Power of Equity Securities—Section 1123(a)(6).

23.      The Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code. Article IV.I of the Plan provides that the New Corporate Governance Documents will comply with section 1123(a)(6) of the Bankruptcy Code. The New Corporate Governance Documents will prohibit the issuance of non-voting securities to the extent required by section 1123(a)(6) of the Bankruptcy Code.

(vii)	Directors and Officers—Section 1123(a)(7).

24.      The Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code. Article IV.J of the Plan sets forth the structure of the New Board, which shall consist of independent directors and a CEO as outlined and designated in the Plan or Plan Supplement.

(viii)	Impairment / Unimpairment of Classes—Section 1123(b)(1).

25.      The Plan is consistent with section 1123(b)(1) of the Bankruptcy Code. Article III of the Plan impairs or leaves Unimpaired each Class of Claims and Interests.

(ix)	Assumption—Section 1123(b)(2).

26.      The Plan is consistent with section 1123(b)(2) of the Bankruptcy Code. Article V of the Plan provides for the assumption of the Debtors’ Executory Contracts and Unexpired Leases, and the payment of Cures, if any, related thereto, not previously assumed, assumed and assigned, or rejected during the Chapter 11 Cases under section 365 of the Bankruptcy Code. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.

(x)	Compromise and Settlement—Section 1123(b)(3).

27.     In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan. The compromises and settlements embodied in the Plan are the result of extensive, arm’s-length, good faith negotiations that, in addition to the Plan, resulted in the execution of the Restructuring Support Agreement, which preserve value for the Debtors, their Estates, and all their stakeholders, avoid extended, uncertain, time-consuming, and value-destructive litigation, and represent a fair and reasonable compromise of all Claims, Interests, and controversies and entry into which represented a sound exercise of the Debtors’ business judgment. The compromises and settlements in the Plan are fair, equitable, reasonable, and in the best interests of the Debtors and their Estates and satisfy the requirements of applicable law for approval pursuant to Bankruptcy Rule 9019.

(xi)	Debtors’ Release.

28.      The releases of Claims and Causes of Action by the Debtors described in Article VIII.C of the Plan in accordance with section 1123(b) of the Bankruptcy Code (the “Debtors’ Release”) represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019. The Debtors’ or the Reorganized Debtors’ pursuit of any such Claims and Causes of Action against the Released Parties is not in the best interests of the Estates’ various constituencies because the costs involved would outweigh any potential benefit from pursuing such Claims and Causes of Action. The Debtors’ Release is fair and equitable and complies with the absolute priority rule. The Debtors’ Release is an integral part of the Plan, the settlements embodied therein, and in this Confirmation Order, and is in the best interests of the Debtors’ Estates as a component of the comprehensive settlement implemented under the Plan. Each of the Released Parties made significant concessions and contributions to the Chapter 11 Cases. The Plan, including the Debtors’ Release, was negotiated by sophisticated parties represented by able counsel and advisors, and all such parties support Confirmation of the Plan.

29.      The Debtors’ Release appropriately offers protection to parties who provided consideration to the Debtors and who participated in the Debtors’ restructuring process, including the Consenting Creditors, whose participation in the Chapter 11 Cases was and continues to be critical to the Debtors’ successful implementation of the Restructuring Transactions and emergence. Specifically, the Released Parties under the Plan, including: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor; (d) each DIP Lender; (e) the DIP Agent; (f) the ABL Agent and each Holder of a Prepetition ABL Claim or DIP Roll-Up Claim; (g) each Backstop Party; (h) each members of the Cross-Holder Group; (i) each member of the Term Lender Group; (j) each of the Agents/Trustees; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l), and (l) each Related Party of each Entity in clause (a) through this clause (l) (and, in addition to each of the foregoing, where any of the foregoing is a depository trust company, securities clearinghouse, investment manager, or advisor for a beneficial holder, such beneficial holder), each in their capacity as such, made significant concessions and contributions to the Chapter 11 Cases, including by actively supporting the Plan and the Chapter 11 Cases. In particular, the Consenting Creditors included the majority of the Voting Classes and voted in favor of the Plan, have supported and committed to continue to support the Debtors’ restructuring pursuant to the Restructuring Support Agreement; with respect to their secured claims, agreed to equitize those claims to facilitate the reorganization efforts of the Debtors; and negotiated for the use of their cash collateral, which provided liquidity necessary to fund the administration of these cases. The DIP Lenders and DIP Agent provided the DIP New Money Facility, which was a necessary component to fund the Chapter 11 Cases to emergence. In addition, the lenders party to the Prepetition ABL Credit Agreement (the “Prepetition ABL Lenders”), the ABL Agent, and the Consenting Creditors provided crucial forbearances on certain events of default under the Prepetition ABL Credit Agreement and the Term Loan Credit Agreement that provided the Debtors with the necessary runway to file the Chapter 11 Cases in an orderly manner. Additionally, the Prepetition ABL Lenders and ABL Agent consented to the Debtors’ use of cash collateral. In sum, the Released Parties played an integral role in the formulation of the Plan, made significant contributions that are essential to the Plan’s success, and expended significant time and resources analyzing and negotiating the Plan and the issues presented by the Debtors’ prepetition capital structure. The Debtors’ Release applies solely to those parties who affirmatively supported the Plan and the Debtors’ Release embodied therein.

30.      As such, the Debtors’ Release is: (a) the result of a sound exercise of the Debtors’ business judgment; (b) an essential part of the agreement among those participating in the negotiations and formulation of the Plan; (c) in exchange for the good and valuable consideration provided by or on behalf of the Released Parties; (d) a good faith settlement and compromise of the Claims and Causes of Action released herein negotiated at arm’s-length; (e) in the best interests of the Debtors, their Estates, all Holders of Claims and Interests, and any other parties in interest; (f)   fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) without limiting the Debtors’ Release, a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates from asserting any Claim or Cause of Action released pursuant to the Debtors’ Release. In light of the foregoing, the Debtors’ Release is approved.

(xii)	Release by Holders of Claims and Interests.

31.      Article VIII.D of the Plan describes certain releases granted by the Releasing Parties (the “Third-Party Release”). The Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of such Claims and Causes of Action; (e) in the best interests of the Debtors, their Estates, Holders of Claims and Interests, and all other parties in interest; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third Party Release.

32.      Similar to the Debtors’ Release, the Third-Party Release was integral to the formulation of the Plan. Like the Debtors’ Release, the Third-Party Release was critical to incentivizing parties to support the Plan, facilitated participation in the Restructuring Support Agreement, the Plan, and the chapter 11 process generally, and prevented significant, time-consuming, and value-depleting litigation. The Third-Party Release was a core negotiation point and an integral component of the Restructuring Support Agreement and was instrumental in developing a Plan that maximized value for all of the Debtors’ stakeholders. As such, the Third-Party Release appropriately offers certain protections to parties who constructively participated in the Debtors’ restructuring process by, among other things, supporting the Plan.

33.      The Third-Party Release is consensual as to all relevant parties, including all Releasing Parties, and such parties were provided notice of the Chapter 11 Cases, the Plan, and the deadline to object to Confirmation of the Plan, received the Combined Hearing Notice or the Opt-Out Form, and were properly informed that the Holders of Claims against or Interests in the Debtors that did not check a prominently featured and clearly labeled box on the applicable Ballot or Opt-Out Form, returned in advance of the Voting Deadline, would be deemed to have expressly, unconditionally, generally, individually, and collectively consented to the release and discharge of all Claims and Causes of Action against the Debtors and the Released Parties. Furthermore, the Third-Party Release provides that any Entity shall not be a Released Party if it opts out of, or timely objects to, the Third-Party Release. Additionally, the release provisions of the Plan were conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Opt-Out Form, and the Combined Hearing Notice. Additionally, the Opt-Out Form contains information on how to access an electronic online portal whereby a Holder can opt out of the Third-Party Release.

34.      The Third-Party Release provides finality for the Debtors, the Reorganized Debtors, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtors. The Third-Party Release is specific in language, is integral to and a condition of the compromises and settlements embodied in the Plan, and is appropriately tailored under the facts and circumstances of the Chapter 11 Cases. The Combined Hearing Notice sent to Holders of Claims and Interests and published in The New York Times on May 22, 2023, and The New York Times International Edition on May 25, 2023, and the Ballots sent to all Holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release. The Releasing Parties were given due and adequate notice of the Third-Party Release, and thus the Third-Party Release is consensual under controlling precedent as to those Releasing Parties that did not elect to opt out of granting the Third-Party Release.

(xiii)	Exculpation.

35.      The exculpation provision set forth in Article VIII.E of the Plan and incorporated into this Confirmation Order is essential to the Plan. The record in the Chapter 11 Cases fully supports the exculpation and the exculpation provision set forth in Article VIII.E of the Plan only to the extent provided by section 1125(e) of the Bankruptcy Code, which are appropriately tailored to protect the Debtors and the 1125(e) Exculpation Parties from inappropriate litigation. The exculpation, including the carve-out for actual fraud, willful misconduct, or gross negligence are consistent with section 1125(e) of the Bankruptcy Code. The Debtors and the 1125(e) Exculpation Parties subject to the exculpation provision have, and upon entry of this Confirmation Order will be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan, or such distributions made pursuant to the Plan.

(xiv)	Injunction.

36.      The injunction provision set forth in Article VIII.F of the Plan is necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtors’ Release, the Third-Party Release, and the Exculpation. The injunction provisions are appropriately tailored to achieve those purposes. Without limiting Article VIII.F of the Plan, and notwithstanding anything to the contrary in this Confirmation Order, no Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to the terms of the Plan, without the Bankruptcy Court (x) first determining, after notice and a hearing, that such Claim or Cause of Action represents a claim of willful misconduct, fraud, or gross negligence against a Release Party and (y) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, or Released Party, as applicable.

(xv)	Preservation of Claims and Causes of Action.

37.      Article IV.P of the Plan appropriately provides that the Reorganized Debtors will retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, in accordance with section 1123(3)(B) of the Bankruptcy Code. The Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan. For the avoidance of doubt, the Debtors and the Reorganized Debtors are hereby releasing in full (and are not preserving) any Claim or Cause of Action against the Consenting Creditors, the Backstop Parties, the DIP Lenders, the DIP Agent, the Holders of DIP Roll-Up Claims, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, the Unsecured Notes Trustee, and their respective Affiliates and advisors (each in their capacity as such). The provisions regarding the preservation of Causes of Action in the Plan, including the Schedule of Retained Causes of Action, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests.

(xvi)	Release of Liens.

38.      The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates (and the exceptions to such release and discharge provided in the Exit Financing Documents, the Plan, this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan) described in Article VIII.B of the Plan (the “Release of Liens”) are necessary to implement the Plan. The provisions of the Release of Liens are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

(xvii)	Additional Plan Provisions—Section 1123(b)(6).

39.      The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

(xviii)	Cure of Defaults—Section 1123(d).

40.      Article V.C of the Plan provides for the satisfaction of Cures associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Plan Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cures that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be filed with the Bankruptcy Court on or before thirty (30) days after the Plan Effective Date. Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtors, without the need for any object by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing in the Plan shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

41.      If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

M.	Debtors’ Compliance with the Bankruptcy Code—Section 1129(a)(2).

42.      The Debtors complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code. Specifically, each Debtor:

a.	is an eligible debtor under section 109 of the Bankruptcy Code, and a proper proponent of the Plan under section 1121(a), of the Bankruptcy Code;

b.	has complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

c.	complied with the applicable provisions of the Bankruptcy Code, including sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable nonbankruptcy law, rule, regulation, and all other applicable law, in transmitting the Solicitation Packages, and related documents and notices, and in soliciting and tabulating the votes on the Plan.

N.	Plan Proposed in Good Faith—Section 1129(a)(3).

43.      The Plan satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code. The Debtors proposed the Plan in good faith and not by any means forbidden by law, and all acceptances and rejections of the Plan were solicited and submitted in good faith and not by any means forbidden by law. In so determining, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan, the Plan Supplement, the Restructuring Support Agreement, all Definitive Documents, the process leading to Confirmation of the Plan, including the overwhelming support of Holders of Claims for the Plan, and the transactions to be implemented pursuant thereto. The Debtors and their agents filed the Chapter 11 Cases and proposed the Plan in good faith with the legitimate purpose of allowing the Debtors to implement the Restructuring Transactions on an expedited timeline so as to minimize disruption to the Debtors’ business operations, reorganize, and emerge from bankruptcy with a capital and organizational structure that will allow the Reorganized Debtors to conduct their business and satisfy their obligations with sufficient liquidity. Further, the directors and officers of the Debtors at all relevant times comported with the highest standards of business judgment and good faith.

O.	Payment for Services or Costs and Expenses—Section 1129(a)(4).

44.      The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

P.	Directors, Officers, and Insiders—Section 1129(a)(5).

45.      Article IV.J of the Plan provides that on the Plan Effective Date, those individuals that are or will be identified in Exhibit B to the Plan Supplement, shall become the members of the New Board. Accordingly, the Debtors satisfy the requirements of section 1129(a)(5) of the Bankruptcy Code.

Q.	No Rate Changes—Section 1129(a)(6).

46.      Section 1129(a)(6) of the Bankruptcy Code is not applicable to the Chapter 11 Cases.

R.	Best Interest of Creditors—Section 1129(a)(7).

47.      The Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code. The Liquidation Analysis attached to the Disclosure Statement as Exhibit E, the Mosley Declaration, and the other evidence related thereto in support of the Plan that was proffered or adduced at, prior to, or in connection with the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; and (d) establish that Holders of Allowed Claims and Interests in each Class will recover at least as much under the Plan on account of such Claim or Interest, as of the Plan Effective Date, as such Holder would receive if the Debtors were liquidated, on the Plan Effective Date, under chapter 7 of the Bankruptcy Code.

S.	Acceptance by Certain Classes—Section 1129(a)(8).

48.      Classes 1, 2, and 5 constitute Unimpaired Classes, each of which is conclusively presumed to accept the Plan in accordance with section 1126(f) of the Bankruptcy Code. The Voting Classes (Classes 3 and 4) voted to accept the Plan. The Deemed Accepting/Rejecting Classes (Classes 6 and 7) are conclusively deemed to accept the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent canceled), and, in either event, are not entitled to vote to accept or reject the Plan. The Deemed Rejecting Classes (Classes 9 and 10) are conclusively deemed to reject the plan and consequently are not entitled to vote on the Plan.

T.	Treatment of Claims Entitled to Priority under Section 507(a) of the Bankruptcy Code—Section 1129(a)(9).

49.      The treatment of Allowed Administrative Claims, Priority Tax Claims, DIP Claims, and Professional Fee Claims, under Article II of the Plan, and of Other Priority Claims, under Article II of the Plan, satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

U.	Acceptance by At Least One Impaired Class—Section 1129(a)(10).

50.      The Plan satisfies the requirements of section 1129(a)(10) of the Bankruptcy Code. As evidenced by the Voting Report, the Voting Classes each voted to accept the Plan by the requisite numbers and amount of Claims, without including any acceptance of the Plan by any insider (as that term is defined in section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code.

V.	Feasibility—Section 1129(a)(11).

51.      The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The Financial Projections attached to the Disclosure Statement as Exhibit C, the Ogden Declaration, and the other evidence supporting Confirmation of the Plan proffered or adduced by the Debtors at, or prior to, the Combined Hearing: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization of, the Reorganized Debtors or any successor to the Reorganized Debtors under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtors will have sufficient funds to meet their obligations under the Plan.

W.	Payment of Fees—Section 1129(a)(12).

52.      The Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code. Article XII of the Plan provides for the payment of all fees payable by the Debtors under 28 U.S.C. § 1930(a).

X.	Continuation of Retiree Benefits—Section 1129(a)(13).

53.      The Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code. Article IV.N of the Plan provides that the Debtors shall (a) assume all existing employment agreements, indemnification agreements, or other employment-related agreements entered into with current and former employees, or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and such employee.

Y.	Non-Applicability of Certain Sections—Sections 1129(a)(14), (15), and (16).

54.      Sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to the Chapter 11 Cases. The Debtors owe no domestic support obligations, are not individuals, and each of the Debtors is a moneyed, business, or commercial corporation.

Z.	Only One Plan—Section 1129(c).

55.      The Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code. The Plan is the only chapter 11 plan filed in each of the Chapter 11 Cases.

AA.	Principal Purpose of the Plan—Section 1129(d).

56.      The Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act.

BB.	Small Business Case—Section 1129(e).

57.      None of the Chapter 11 Cases is a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

CC.	Good Faith Solicitation—Section 1125(e).

58.      The 1125(e) Exculpation Parties have acted fairly, in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code, and in a manner consistent with the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations in connection with all of their respective activities relating to support and consummation of the Plan, including the execution, delivery, and performance of the Restructuring Support Agreement, the solicitation and tabulation of votes on the Plan, and the activities described in 1125 of the Bankruptcy Code, as applicable, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

59.      The Debtors and their agents participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(g), with regard to the offering, issuance, and distribution of recoveries under the Plan and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.

DD.	Satisfaction of Confirmation Requirements.

60.      Based on the foregoing, the Plan satisfies the requirements for Confirmation set forth in section 1129 of the Bankruptcy Code.

EE.	Satisfaction of Conditions Precedent to the Plan Effective Date.

61.      The Plan shall not become effective unless and until the conditions set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan.

FF.	Implementation.

62.      All documents and agreements necessary to implement the Plan, including those contained in the Plan Supplement, the Definitive Documents, and all other relevant and necessary documents, have been or will be negotiated in good faith and at arm’s-length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law.

GG.	Disclosure of Facts.

63.      The Debtors disclosed all material facts regarding the Plan, including with respect to consummation of the Restructuring Transactions, and the fact that each Debtor will emerge from its respective Chapter 11 Case as a validly existing separate corporate entity, limited liability company, partnership, or other form, as applicable.

HH.	Good Faith.

64.      The Debtors proposed the Plan in good faith and not by any means prohibited by law, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. The Plan is the product of extensive, good faith, arm’s-length negotiations among the Debtors and their principal constituencies, including the Consenting Creditors. Accordingly, the Debtors, the Released Parties, and the 1125(e) Exculpation Parties have been, are, and will continue to be acting in good faith within the meaning of section 1125(e) of the Bankruptcy Code if they proceed to: (a) consummate the Restructuring Transactions in accordance with the Plan and the agreements, settlements, transactions, transfers, and other actions contemplated thereby, regardless of whether such agreements, settlements, transactions, transfers, and other actions are expressly authorized by this Confirmation Order; and (b) take any actions authorized and directed or contemplated by this Confirmation Order.

ORDER

IT IS ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

65.      Disclosure Statement. The Disclosure Statement is APPROVED in all respects.

66.      Confirmation of the Plan. The Plan is approved in its entirety and CONFIRMED under section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement (including any supplements, amendments, or modifications thereof in accordance with this Confirmation Order and the Plan) and the Definitive Documents, are incorporated by reference into and are an integral part of this Confirmation Order.

67.      Deemed Acceptance of Plan. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all Holders of Claims who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to accept the Plan.

68.      No Action Required. Under section 1142(b) of the Bankruptcy Code and any other comparable provisions under applicable law, no further action of the respective directors, managers, or members of the Debtors is required to authorize the Debtors to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, the Restructuring Transactions, and any contract, assignment, certificate, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, including the Definitive Documents.

69.      Approval and Authorization. The transactions described in the Plan (as may be subsequently amended, modified, or supplemented from time to time consistent with the Plan), the Plan Supplement, the Definitive Documents, and this Confirmation Order, including the Restructuring Transactions or other transactions as set forth in, or contemplated by, the Restructuring Steps Memorandum, are hereby approved. Whether prior to, on or after the Effective Date, as applicable, and without any further order of the Court, the Debtors, the Reorganized Debtors, all Holders of Claims and Interests, as applicable, and their respective directors, managers, officers, employees, members, agents, attorneys, financial advisors, and investment bankers, are hereby authorized, directed, and empowered pursuant to section 1142(b) of the Bankruptcy Code and any other applicable law to, and shall take any action that the Debtors or Reorganized Debtors determine are reasonably necessary, advisable, or appropriate to implement, effectuate, and consummate the Plan, the Plan Supplement, the Definitive Documents, the Restructuring Transactions, or any other transaction set forth in, contemplated by, or consistent with the Restructuring Steps Memorandum (as may be modified, amended, or supplemented consistent with the Plan), or this Confirmation Order; provided that nothing in this paragraph or the Restructuring Steps Memorandum shall constitute a direction under section 1142(b) to any Interest Holder to approve any of the Restructuring Transactions and any such direction must be sought pursuant to a separate motion filed by any party with the Bankruptcy Court. All parties’ rights shall be fully reserved, without a waiver of any rights, regarding (i) any objection to a motion seeking such direction pursuant to section 1142(b), and (ii) whether anything in this Order or the Restructuring Steps Memorandum requires such party to take any affirmative action in furtherance of the Restructuring Transactions.

70.             [Reserved.]

71.             Binding Effect. Upon the occurrence of the Plan Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

72.            Incorporation by Reference. The terms and provisions of the Plan, the Plan Supplement, this Confirmation Order, the Definitive Documents, all other relevant and necessary documents, and each of the foregoing’s schedules and exhibits shall, on and after the Plan Effective Date, be incorporated herein by reference and are an integral part of this Confirmation Order.

73.             Vesting of Assets in the Reorganized Debtors. Except as otherwise provided in this Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Steps Memorandum), or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Plan Effective Date, except as otherwise provided in the Plan, this Confirmation Order, or any agreement, instrument, or other document incorporated herein, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. After the Plan Effective Date, a certified copy of this Confirmation Order may be filed with the appropriate clerk or recorded with the recorder of any federal, state, province, country, or local authority whether foreign or domestic, to effectuate the transfer of all property in each Estate to each respective Reorganized Debtor, vesting the Reorganized Debtors with all right, title, and interest of the Debtors to the property in each Estate, free and clear of all Liens, Claims, Interests, and other encumbrances of record. The terms and provisions of the Plan, the Plan Supplement, this Confirmation Order, the Definitive Documents, all other relevant and necessary documents, and each of the foregoing’s schedules and exhibits shall, on and after the Plan Effective Date, be binding in all respects upon, and shall inure to the benefit of, the Debtors and Reorganized Debtors, the Debtors’ Estates and their creditors, and their respective successors and assigns, any affected third parties, all Holders of Claims and Interests, whether known or unknown, against the Debtors, including, but not limited to any trustees, examiners, administrators, responsible state officers, estate representatives, or similar entities for the Debtors, if any, subsequently appointed in any of the Chapter 11 Cases or upon a conversion to chapter 7 under the Bankruptcy Code of any of the Chapter 11 Cases, and each of their respective affiliates, successors, and assigns.

74.            Effectiveness of All Actions. All actions contemplated by the Plan, including all actions in connection with or pursuant to the Restructuring Support Agreement and the Definitive Documents, may be modified, in accordance with their respective terms, from time to time prior to the Plan Effective Date (including, without limitation, any restructuring transaction steps set forth in one or more exhibits to the Plan Supplement), are hereby effective and authorized to be taken on, prior to, or after the Plan Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors, managers, or members of the Debtors or the Reorganized Debtors and with the effect that such actions had been taken by the unanimous action, consent, approval and vote of each of such officers, directors, managers, or members.

75.            Restructuring Transactions. The Debtors or Reorganized Debtors, as applicable, are authorized to enter into and effectuate the Restructuring Transactions and to take any actions as may be necessary or appropriate to effectuate the Restructuring Transactions, including, as applicable, the issuance, transfer, amendment (including any amendments described herein and the amendment of any other documents described in or contemplated by the Restructuring Steps Memorandum), modification, or cancellation of any securities, notes, instruments, certificates, and other documents required to be issued, transferred, amended, modified, or canceled pursuant to the Plan or any Restructuring Transaction, subject to the terms of the Restructuring Support Agreement (including, without limitation, all consent rights set forth therein). Any transfers of assets or equity interests effectuated or any obligations incurred through the Restructuring Transactions are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, all transfers contemplated herein and in the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, transfer tax, sales tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

76.             Distributions. The provisions governing distributions contained in Article VI of the Plan are approved in their entirety. The distributions and payments made pursuant to the Plan, including, without limitation, posting of cash collateral, shall be permanent, irrevocable, and indefeasible and shall not be subject to avoidance, turnover, recharacterization or adjustment in any respect unless otherwise specifically provided in the Plan or this Confirmation Order.

77.             Claims Register. Any Claim or Interest that has been paid, satisfied, Reinstated, amended, or superseded may be adjusted or expunged on the Claims Register by the Debtors or Reorganized Debtors without the Debtors or Reorganized Debtors having to file an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

78.             Exit ABL Facility. On the Effective Date, the Reorganized Debtors shall enter into the Exit ABL Facility, the terms of which will be set forth in the Exit ABL Facility Documents and which terms shall be in all respects consistent with the Restructuring Support Agreement and the Plan (including any consent rights set forth therein). Confirmation of the Plan shall be deemed (a) approval of the Exit ABL Facility (including the Exit ABL Facility Documents and the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), subject to the terms and conditions of the Restructuring Support Agreement and the Plan (including any consent rights set forth therein) and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, and subject to the terms and conditions of the Restructuring Support Agreement and Plan (including any consent rights set forth therein) (i) execute and deliver those documents necessary or appropriate to obtain the Exit ABL Facility, (ii) act or take action under applicable law, regulation, order, rule, or vote, consent, authorization, or approval of any Person, subject to such modifications as the Debtors or the Reorganized Debtors may deem to be necessary to consummate the Exit ABL Facility, (iii) grant the Liens and security interests in accordance with the Exit ABL Facility Documents, and (iv) pay all fees and expenses contemplated by the Exit ABL Facility Documents. On the Effective Date, and subject to payment in full of the DIP Roll-Up Claims, all of the Liens and security interests to be granted in accordance with the Exit ABL Facility Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder, in accordance with the terms of the Exit ABL Facility Documents, (c) shall be deemed automatically perfected as of the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit ABL Facility Documents, without the necessity of filing or recording any financing statement, assignment, pledge, notice of lien or any similar document or instrument or taking any action, and (d) shall not be subject to avoidance, recharacterization, or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Exit ABL Facility Documents shall be binding on all parties party to the Exit ABL Facility.

79.            Issuance of the New Ordinary Shares. On the Plan Effective Date, subject to the terms and conditions of the Plan and the Restructuring Transactions, Reorganized Venator shall issue the New Ordinary Shares (or, if and only to the extent agreed by the Debtors and the applicable Holder entitled to receive New Ordinary Shares under the Plan, other securities which carry rights to subscribe for, or to convert securities into, ordinary shares), which distribution, offering, and issuance shall be governed by the terms and conditions of the instruments evidencing or relating to such distribution, offering, issuance, and/or dilution, as applicable, including the New Corporate Governance Documents, which terms and conditions shall be deemed valid, binding, and enforceable against each Entity receiving such distribution of the New Ordinary Shares without the need for execution by any party thereto other than the applicable Reorganized Debtor(s). All actions taken in pursuit of the Restructuring Transactions were in the furtherance of such issuance. Each holder of New Ordinary Shares, whether such holder acquired such New Ordinary Shares on the Effective Date or at any time or from time to time thereafter, shall be deemed to have actual knowledge of the terms, provisions, restrictions, and conditions set forth in (i) the forms of the New Corporate Governance Documents (including, without limitation, any restrictions on the transfer of New Ordinary Shares set forth therein) and (ii) any corporate organizational documents relating to the Reorganized Debtors, whether or not any such holder received a separate notice of such terms, provisions, restrictions, and conditions. Without limiting the foregoing, this Confirmation Order and the Plan (including the Plan Supplement) shall be deemed sufficient and adequate notice of such terms, provisions, restrictions, and conditions to all holders of New Ordinary Shares such that all such holders shall be deemed to have actual knowledge thereof and shall be deemed to have acquired (whether on the Effective Date or from time to time thereafter) such New Ordinary Shares subject to all such terms, provisions, restrictions, and conditions. Any Entity’s acceptance of New Ordinary Shares shall be deemed as its agreement to the New Corporate Governance Documents, as the same may be amended or modified from time to time following the Plan Effective Date in accordance with their terms.

80.            Distributions Exempt from Securities Laws. Pursuant to section 1145 of the Bankruptcy Code, the issuance, exchange and distribution of the New Ordinary Shares (including any other securities which carry rights to subscribe for, or to convert securities into, ordinary shares, but excluding MIP Shares), as contemplated by Article III.B of the Plan, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, exchange, distribution, or sale of securities, to the maximum extent possible. The offering of such New Ordinary Shares prior to the Petition Date shall be exempt from such registration requirements pursuant to section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Under section 1145 of the Bankruptcy Code, such New Ordinary Shares (excluding the MIP Shares) will be freely tradable in the United States by the recipients thereof, subject to the provisions of (i) section 1145 (b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with applicable securities laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments; and (iii) any restrictions in the Reorganized Debtors’ New Corporate Governance Documents. Other than the MIP Shares, any other securities issued or that may be issued pursuant to the Plan and this paragraph 80 and which carry rights to subscribe for, or to convert securities into, New Ordinary Shares shall be issued in reliance on section 1145 of the Bankruptcy Code, and to the extent such exemption is not available, then such New Ordinary Shares (including MIP Shares) will be offered, issued, and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

81.             Compromise of Controversies. In consideration for the distributions and other benefits, including releases, provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims, Interests, and controversies resolved under the Plan and the entry of this Confirmation Order constitutes approval of such compromise and settlement under Bankruptcy Rule 9019.

82.             Assumption and Assignment of Contracts and Leases. On the Plan Effective Date, any Executory Contract or Unexpired Lease of the Debtors not listed on the Rejected Executory Contract and Unexpired Lease List is deemed to be an Assumed Executory Contract or Unexpired Lease, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, in accordance with the provisions and requirements of section 365 of the Bankruptcy Code, and the payment of Cures, if any, shall be paid in accordance with Article V.C of the Plan. The Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Creditors (not to be unreasonably withheld or delayed), may alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty (30) days after the Plan Effective Date.

83.             To the maximum extent permitted by applicable law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” or similar provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

84.             The provisions governing the treatment of Executory Contracts and Unexpired Leases set forth in Article V of the Plan (including the procedures regarding the resolution of any and all disputes concerning the assumption and assignment, as applicable, of such Executory Contracts and Unexpired Leases) shall be, and hereby are, approved in their entirety.

85.             Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to Article V of the Plan, in the amount and at the time dictated by the underlying agreements and the Debtors’ ordinary course of business, shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to this Confirmation Order, and for which any Cure has been fully paid pursuant to Article V of the Plan, in the amount and at the time dictated by the Debtors’ ordinary course of business, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

86.             Indemnification. All Indemnification Provisions in place as of the Plan Effective Date shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan on terms no less favorable to such current and former officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Company Parties than the Indemnification Provisions in place prior to the Plan Effective Date.

87.             Authorization to Consummate. The Debtors are authorized to consummate the Plan in accordance with the terms thereof after the entry of this Confirmation Order, subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX of the Plan.

88.             Professional Compensation. All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

89.             From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 363 of the Bankruptcy Code in seeking compensation for services rendered after such date after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may pay the reasonable and documented fees and expenses of any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

90.             Restructuring Expenses. The provision governing payment of Restructuring Expenses in Article II.E of the Plan is approved in its entirety. The provision governing payment of fees, costs, and expenses of the Agents/Trustees in Article IV.G of the Plan is approved in its entirety.

91.            Release, Exculpation, Discharge, and Injunction Provisions. The release, exculpation, discharge, and injunction provisions set forth in Article VIII of the Plan are, subject to the occurrence of the Plan Effective Date, approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided therein.

a.  Discharge of Claims and Termination of Interests.

92.           The following discharge of Claims and termination of Interests in Article VIII.A of the Plan is approved:

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, this Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. This Confirmation Order is a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

b.  Release of Liens.

93.           The following Release of Liens in Article VIII.B of the Plan is approved:

Except as otherwise provided in the Exit Financing Documents, the Plan (including with respect to cash collateralization of certain DIP Roll-Up Claims), this Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Plan Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1 of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of this Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

c.  Releases by the Debtors.

94.           The following releases by the Debtors in Article VIII.C of the Plan are approved:

Notwithstanding anything contained in the Plan to the contrary, as of the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, except (i) for the right to enforce the Plan or any right or obligation arising under, without limitation, the Definitive Documents or other documents entered into in furtherance of the restructuring and Restructuring Transactions that remain in effect or become effective after the Plan Effective Date or (ii) as otherwise provided in the Plan or in this Confirmation Order, on and after the Plan Effective Date, the Released Parties are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and their Related Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, or their Related Parties, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, or their Related Parties, as applicable, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, their Estates, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor, Reorganized Debtor, Related Party and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors by Released Parties other than the Consenting Creditors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions, or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions, or any Restructuring Transactions, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Restructuring Transactions, or the distribution of property pursuant to the Restructuring Transactions, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before, in respect of the foregoing clause, the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any Causes of Action identified in the Schedule of Retained Causes of Action; provided, however, that any Causes of Action against the Consenting Creditors, their Affiliates, the ABL Agent, the Term Loan Agent, the Holders of the DIP Roll-Up Claims, or their respective advisors shall not be retained Causes of Action or be identified in the Schedule of Retained Causes of Action, and (ii) any post Plan Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities, the Exit Financing Documents, or any Claim or obligation arising under the Plan.

Entry of this Confirmation Order constitutes the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

d.  Releases by Holders of Claims and Interests.

95.           The following Third-Party Release in Article VIII.D of the Plan is approved:

Notwithstanding anything contained in the Plan to the contrary, as of the Plan Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, pursuant to section 1123(b) of the Bankruptcy Code, in each case except for Claims arising under, or preserved by, the Plan, including (i) the right to enforce the Plan or any right or obligation arising under the Definitive Documents or other documents entered into in furtherance of the restructuring and Restructuring Transactions that remain in effect or become effective after the Plan Effective Date or (ii) as otherwise provided in the Plan or in this Confirmation Order, to the fullest extent permitted under applicable law, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each and all of the Releasing Parties, from any and all Claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the foregoing Entities, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, or any Related Party, as applicable, that such Entity would have been legally entitled to assert (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, or their Estates or other Entity, or any Related Party, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between or among any Debtor and any Released Party, or any Related Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors by Released Parties other than the Consenting Creditors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before and during the Chapter 11 Cases, any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or this Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property pursuant to the Restructuring Transactions and/or the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities, the Exit Financing Documents, or any Claim or obligation arising under the Plan.

Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

e.  Exculpation.

96.           Pursuant to section 1125(e) of the Bankruptcy Code, the following exculpation of the Debtors and the 1125(e) Exculpation Parties in Article VIII.E of the Plan is approved:

Effective as of the Plan Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Debtor shall have or incur, and each Debtor is released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Plan Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release or other agreement or document (relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Exit Facilities, the Plan, or the Plan Supplement before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Plan Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan), except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post-Plan Effective Date obligation under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. No entity or person may commence or pursue a Claim or Cause of Action of any kind against any of the Debtors that arose or arises from, in whole or in part, a Claim or Cause of Action subject to the terms of this paragraph, without this Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Debtor and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Debtor.

The Debtors have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any Claim relating to post-Plan Effective Date obligations of any party or Entity under the Plan, this Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities, the Exit Financing Documents, or any Claim or obligation arising under the Plan.

Solely with respect to the exculpation provisions, notwithstanding anything to the contrary herein the Plan, the 1125(e) Exculpation Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No entity or person may commence or pursue a Claim or Cause of Action of any kind against any of the 1125(e) Exculpation Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to the terms of this paragraph, without this Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such 1125(e) Exculpation Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

f.  Injunction.

97.           The following injunction in Article VIII.F of the Plan is approved:

Except as otherwise expressly provided in the Plan or this Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or this Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to the terms of the Plan, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a claim of willful misconduct, fraud or gross negligence against a Released Party and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, or Released Party, as applicable.

The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible and shall have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

98.             New Corporate Governance Documents. On or immediately prior to the Plan Effective Date, the New Corporate Governance Documents, if applicable, shall be automatically adopted by the applicable Reorganized Debtors; provided that any shareholder agreements may be executed following the Plan Effective Date and thereby adopted by certain Holders of New Ordinary Shares upon the receipt by such Holder of any and all governmental, regulatory, and third-party approvals or other consents necessary for such Holder to receive its full entitlement of New Ordinary Shares under the Plan.. To the extent required under the Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the applicable Laws of the respective state, province, or country of incorporation to the extent such filing is required for each such document. The New Corporate Governance Documents will prohibit the issuance of non-voting Equity Securities to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Corporate Governance Documents shall be included as exhibits to the Plan Supplement. After the Plan Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

99.            Directors and Officers of the Reorganized Debtors. On the Plan Effective Date, the board members (as identified in the Plan Supplement) shall constitute the New Board of Reorganized Venator. The officers and overall management structure of Reorganized Venator, and all officers and management decisions with respect to Reorganized Venator (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall be subject to the required approvals and consents set forth in the New Corporate Governance Documents.

100.          From and after the Plan Effective Date, each officer or board member of Reorganized Venator shall serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents and the New Corporate Governance Documents.

101.          Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, any applicable withholding or reporting agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, any applicable withholding or reporting agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. All persons shall be required to provide any additional information necessary for the applicable withholding or reporting agent to comply with all tax withholding and reporting requirements imposed by any Governmental Unit. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

102.         Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan, including the Restructuring Transactions and this Confirmation Order.

103.         Reversal/Stay/Modification/Vacatur of Confirmation Order. Except as otherwise provided in this Confirmation Order, if any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of the Bankruptcy Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken under or in connection with the Plan before the Plan Effective Date of any such reversal, stay, modification, or vacatur, including, without limitation, the validity of any obligation, indebtedness, or liability incurred by the Reorganized Debtors. Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the Plan Effective Date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

104.         Continued Effect of Stays and Injunction. Unless otherwise provided in the Plan or this Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or this Confirmation Order) shall remain in full force and effect until the Plan Effective Date. All injunctions or stays contained in the Plan or this Confirmation Order shall remain in full force and effect in accordance with their terms.

II.             Chubb Insurance Program.

105.         Notwithstanding anything to the contrary in this Confirmation Order, the Plan, the other Definitive Documents, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening or grants an injunction, discharge, or release, requires a party to opt out of or object to any releases, or confers Bankruptcy Court jurisdiction), but subject in all respects to paragraphs 20(d) and 56 of the Final Order (I) Authorizing the Debtors to Obtain Postpetition Financing, (II) Granting Liens and Providing Claims with Superpriority Administrative Expense Status, (III) Authorizing the Use of Cash Collateral, and (IV) Modifying the Automatic Stay [Docket No. 213], as applicable, and as a supplement to Article V.D. of the Plan:

a.	on the Plan Effective Date, all insurance policies that have been issued at any time by ACE American Insurance Company, Illinois Union Insurance Company, Westchester Surplus Lines Insurance Company, Westchester Fire Insurance Company, Chubb Indemnity Insurance Company, ACE Fire Underwriters Insurance Company, Indemnity Insurance Company of North America, ESIS, Inc. and/or each of their U.S.-based affiliates and successors (collectively, and solely in their capacities as insurers or third party administrators, as applicable, “Chubb”) to (or providing coverage to) any of the Debtors or any of their affiliates or predecessors, all extensions and renewals thereof, and all agreements, documents or instruments related thereto (each as amended, modified or supplemented and including any exhibit or addenda thereto, collectively, the “Chubb Insurance Program”) shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code, and shall continue in full force and effect thereafter in accordance with their respective terms;

b.	on and after the Plan Effective Date, the Reorganized Debtors shall be liable in full for all of their and the Debtors’ obligations under the Chubb Insurance Program, regardless of whether any such obligations arise or become due before or after the Plan Effective Date (in each case subject to the Debtors’ or Reorganized Debtors’ (as applicable) rights and defenses under the Chubb Insurance Program), without the need or requirement for Chubb to file or serve any objection to a notice (or lack of such notice) of proposed Cure costs, including any Schedule of Proposed Cure Amounts, or file or serve a request, motion, or application for payment of or Proof of any Claim, or Administrative Claim;

c.	nothing alters or modifies the terms and conditions of the Chubb Insurance Program, including, without limitation, policies thereunder that provide coverage for the Debtors’ directors and officers, and nothing releases, discharges, modifies or otherwise alters Chubb’s interests in (including any security interests in and liens on) any and all letter of credit, cash, trusts, accounts, credits and other collateral and security provided or held in relation to the Chubb Insurance Program;

d.	except for the Reorganized Debtors’ assumption of the Chubb Insurance Program, as explicitly set forth in subparagraph (a) of this paragraph, nothing (including Article V.A. of the Plan) shall permit or otherwise effect a sale, assignment or any other transfer of the Chubb Insurance Program and/or any rights, proceeds, benefits, claims, rights to payments, or recoveries under or relating thereto without the prior express written consent of Chubb unless otherwise permitted pursuant to the terms of the Chubb Insurance Program and applicable non-bankruptcy law; and

e.	the automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article VIII of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit: (I) claimants with valid workers’ compensation claims or direct action claims against Chubb under applicable non-bankruptcy law to proceed with their claims; (II) Chubb to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (A) workers’ compensation claims, (B) claims where a claimant asserts a direct claim against Chubb under applicable non-bankruptcy law, or an order has been entered by the Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in Article VIII of the Plan to proceed with its claim, and (C) all costs in relation to each of the foregoing; (III) Chubb to draw against any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors, as applicable) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (and the Reorganized Debtors, as applicable) and/or apply such proceeds to the obligations of the Debtors (and the Reorganized Debtors, as applicable) under the Chubb Insurance Program, in such order as Chubb may determine; and (IV) Chubb to cancel any policy under the Chubb Insurance Program, and take other actions relating to the Chubb Insurance Program (including effectuating a setoff), in each case, to the extent permissible under applicable non-bankruptcy law and in accordance with the terms of the Chubb Insurance Program with the limited exception that Chubb shall not cancel any policy under the Chubb insurance Program due solely to the assumption of the Chub Insurance Program by the Reorganized Debtors as set forth in subparagraph (a) of this paragraph.

106.         Federal Insurance Company Surety Bond Obligations. Notwithstanding any other provisions of the Plan or this Confirmation Order, on the Plan Effective Date, all rights and obligations related to (i) the Debtors’ current surety bond(s) issued by Federal Insurance Company and/or affiliates4, (collectively, and solely in their capacities as sureties “FIC” and such bonds collectively, the “FIC Bonds”); (ii) any surety payment and indemnity agreements (“Indemnity Agreement”); (iii) any FIC collateral that secures the Debtors’ obligations in connection with the FIC Bonds (including but not limited to letters of credit issued at the request of Debtors for the benefit of FIC in connection with the FIC Bonds); (iv) collateral agreements governing collateral, if any, in connection with the Debtors’ FIC Bonds (including but not limited to letters of credit issued at the request of Debtors for the benefit of FIC); and/or (v) ordinary course premium payments under the FIC Indemnity Agreement (collectively, “FIC Surety Bond Obligations”) shall be unimpaired under the Plan and continue in full force and effect according to their terms and applicable non-bankruptcy law. On the Plan Effective Date, all valid, binding, perfected, non-avoidable and enforceable liens and security interests as of the Petition Date (including but not limited to letters of credit issued at the request of Debtors for the benefit of FIC in connection with the FIC Bonds), if any, granted pursuant to or in connection with the FIC Surety Bond Obligations shall continue to be valid, binding, perfected, and enforceable liens and security interests and shall receive the treatment provided for in the Plan, and shall be unimpaired pursuant to the Plan and this Confirmation Order. For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall bar, alter, limit, impair, release or modify or enjoin any FIC Surety Bond Obligations. FIC is deemed to have opted out of any third-party release provision of the Plan and is otherwise not a Releasing Party under the Plan. The FIC Surety Bond Obligations shall be treated by the Reorganized Debtors pursuant to the Plan and this Confirmation Order; provided, however, that nothing in the foregoing shall be deemed to alter, limit, modify or expand any FIC Surety Bond Obligations. To the extent applicable under applicable law, any agreements related to the FIC Surety Bonds are assumed by the Debtors pursuant to Section 365 of the Bankruptcy Code upon the Plan Effective Date. Nothing in the Plan or this paragraph shall alter, limit, modify or expand FIC’s rights against any non-Debtor, or any non-Debtor’s rights against FIC, including under the FIC Surety Bonds or with regard to the FIC Surety Bond Obligations. Nothing in the Plan or this paragraph shall alter, limit, modify or expand FIC’s rights against any third parties. Nothing in the Plan or Confirmation Order shall require FIC to issue new or replacement surety bonds to the Reorganized Debtors unless required pursuant to any agreements between the Debtors and FIC

[4]	Affiliates include Westchester Fire Insurance Company, ACE American Insurance Company, ACE Fire Underwriters Insurance Company, ACE Indemnity Insurance Company, ACE Insurance Company of the Midwest, ACE Property and Casualty Insurance Company, Agri General Insurance Company, Atlantic Employers Insurance Company, Bankers Standard Insurance Company, Illinois Union Insurance Company, Indemnity Insurance Company of North America, Insurance Company of North America, Pacific Employers Insurance Company, Chubb Insurance Company of Canada, Westchester Surplus Lines Insurance Company, ACE INA Overseas Insurance Company, Ltd.

107.         Provisions Regarding the United States. Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, defense or Cause of Action of the United States or the State of Texas, or impairs the ability of the United States or the State of Texas to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor or non-debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or the State of Texas shall be, subject to any applicable legal or equitable rights, claims, liabilities, Causes of Action or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All rights, claims, liabilities, defenses or Causes of Action, of or to the United States or the State of Texas shall be as if the Chapter 11 Cases had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided that nothing shall alter any legal or equitable rights, claims, liabilities, Causes of Action or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or the State of Texas to file any proofs of claim or administrative expense claims in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or the State of Texas’ police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States or the State of Texas to novate or otherwise consent to the Debtors, the Reorganized Debtors, or a third-party transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the Debtors, the Reorganized Debtors, United States’ or the State of Texas’ rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the United States, any State, the Debtors or the Reorganized Debtors and such rights and defenses of all parties are expressly preserved; (v) except as otherwise provided under section 1145 of the Bankruptcy Code, constitute an approval or consent by the United States or the State of Texas without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) except as otherwise provided under section 1145 of the Bankruptcy Code, relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law. For the avoidance of doubt, the United States opts out of the releases provided in Article VIII.D of the Plan and is not a Releasing Party.

108.          Gasum LNG Oy. For the avoidance of doubt and notwithstanding anything in the Plan, Definitive Documents, or Confirmation Order to the contrary, the rights, claims, and defenses of Gasum LNG Oy and Venator P&A Finland Oy with respect to the arbitration proceeding styled Gasum LNG Oy v. Venator P&A Finland Oy, Case No. FAI 69/2022 pending before The Arbitration Institute of the Finland Chamber of Commerce are Reinstated, rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code, and are fully preserved to the fullest extent permitted by law.

109.          Kronos. As of the Effective Date, that certain Joint Venture Agreement, dated as of October 18, 1993, and entered with respect to the Louisiana Pigment Company, L.P. joint venture (the “Lake Charles JV”) by and among Venator Investments, Ltd. and Kronos Louisiana, Inc. (“Kronos”) (as amended, the “Lake Charles JV Agreement”), and the other Transaction Agreements (as defined in the Lake Charles JV Agreement, and collectively with the Lake Charles JV Agreement and any other or ancillary agreements contemplated therein (or necessary to complete the transactions contemplated therein), the “Lake Charles Agreements”) shall be assumed by the applicable Debtors party thereto pursuant to Article V of the Plan and sections 365(a) and 1123 of the Bankruptcy Code and Kronos consents to such assumption and the closing of the Restructuring Transactions. Neither assumption of the Lake Charles Agreements in accordance with this paragraph 109 nor any other provision of the Plan (including the Plan Supplement) or this Confirmation Order shall constitute an adjudication with respect to any defaults under the Lake Charles Agreements, whether pre- or post-petition, and all rights of the parties to the Lake Charles Agreements are hereby expressly preserved. Notwithstanding any other provision of this Confirmation Order or the Plan (including the Plan Supplement), the Lake Charles Agreements shall remain in full force and effect in accordance with their terms after the Effective Date, and performance thereunder shall continue in the ordinary course. Other than as provided herein, nothing in the Plan (including the Plan Supplement) or this Confirmation Order shall waive, limit, modify, adjudicate, prejudice, or otherwise impair any powers, remedies, claims, terms, conditions, positions and/or other rights of the Debtors, Reorganized Debtors, and Kronos under the Lake Charles Agreements or applicable law, or that the Debtors, Reorganized Debtors, and Kronos may otherwise exercise under such agreements and applicable law, and all such powers, remedies, claims, terms, conditions, positions and other rights are expressly preserved and retained by the parties and shall be enforceable in accordance with the terms of the Lake Charles Agreements and applicable law. Other than with respect to Kronos’s consent to the closing of the Restructuring Transactions, nothing herein shall be construed as or shall constitute a finding (including for the avoidance of doubt, entry of this Confirmation Order) that Kronos has given, explicitly or implicitly, consent to any other action by the Debtors or the Reorganized Debtors for which such consent is required pursuant to any provision of the Lake Charles Agreements or otherwise pertaining to the Lake Charles JV. For the avoidance of doubt, Kronos’s consent is limited to the Restructuring Transactions provided for in the Plan, the Plan Supplement, and the Confirmation Order. Kronos’s consent and agreement not to exercise any default rights and remedies it may have under the Lake Charles Agreements based upon the Restructuring Transactions shall be without prejudice to Kronos’s exercise of any rights it may hold under the Lake Charles Agreement with respect to any future transaction.

110.          Texas Taxing Authorities. Notwithstanding any other provision of the Plan or this Confirmation Order, any allowed secured Claims of the Texas Taxing Authorities5 (the “Secured Tax Claims”) for the 2023 tax year shall be paid when due in the ordinary course of business. Any valid, perfected, non-avoidable, and enforceable tax liens of the Texas Taxing Authorities (the “Tax Liens”) for tax years 2023 and prior shall be retained, to the extent the Texas Taxing Authorities are entitled to such liens, in accordance with applicable non-bankruptcy law against the applicable property of the Debtors until such time as the Secured Tax Claims are paid in full or otherwise allowed pursuant to applicable non-bankruptcy law. The Secured Tax Claims shall include accrued interest to the extent such interest accrual can be properly charged under applicable non-bankruptcy law, subject to the reservation of rights below. Any post-petition ad valorem tax liabilities incurred by the Debtors after the Petition Date shall be paid by the Debtors in the ordinary course of business when due. If collateral that secures the Claim of a Texas Taxing Authority is returned to a creditor holding a lien that is junior to the Tax Liens, the Debtors or Reorganized Debtors, as applicable, shall first pay any ad valorem property taxes that are secured by such collateral, to the extent required by applicable non-bankruptcy law. The Texas Taxing Authorities’ lien priority with respect to any valid, perfected, non-avoidable, and enforceable Tax Liens shall not be primed or subordinated by any Exit Financing approved by the Court in conjunction with the confirmation of this Plan or otherwise, unless permitted under applicable law. Any actions retained against the Texas Taxing Authorities pursuant to the Plan or Plan Supplement shall be limited to those permitted by applicable law. All parties’ rights and defenses under applicable law with respect to the foregoing, including their right to dispute or object to the claims of the Texas Taxing Authorities, including accrued interest, or the validity or enforcement of any Tax Liens under applicable non-bankruptcy law, are fully preserved. Each Texas Taxing Authority may amend any timely filed proof of claim to liquidate an unliquidated claim; provided, that, the foregoing does not prejudice the Debtors or Reorganized Debtors’ rights to object to such proofs of claim in accordance with the Bankruptcy Code. Any Secured Tax Claims for the 2022 tax year owed to the Texas Taxing Authorities will be paid in full, including any accrued interest to the extent allowed pursuant to applicable non-bankruptcy law, in the ordinary course of business when due, or when such claim is Allowed, subject to the applicable time limitations, if any, under the Bankruptcy Code.

5     “Texas Taxing Authorities” means Dallas County, Ellis County, Harris County, Jefferson County, Liberty County, Montgomery County, Orange County, Tarrant County, Brazoria County, Brazoria County Special Road & Bridge, Brazosport ISD, Port Freeport, Brazosport College, Velasco Drainage District No. 2, Woodlands Road Utility District 1, Woodlands Metro Municipal Utility District, La Porte Independent School District, City of Garland, and Garland Independent School District.

111.           Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without consent from the Debtors and the Required Consenting Creditors; and (c)  nonseverable and mutually dependent.

112.          Post-Confirmation Modifications. Without need for further order or authorization of the Bankruptcy Court, the Debtors or the Reorganized Debtors, as applicable, are authorized and empowered, to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan, subject to applicable consent rights of the Consenting Creditors pursuant to the Restructuring Support Agreement.

113.          Applicable Nonbankruptcy Law. The provisions of this Confirmation Order, the Plan and related documents, or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

114.          Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtors to file any list, schedule, or statement with the Bankruptcy Court or the Office of the United States Trustee is permanently waived as to any such list, schedule, or statement not filed as of the Confirmation Date.

115.          Waiver of Section 341 Meeting of Creditors or Equity Holders; Waiver of Initial Debtor Interview; Waiver of Schedules and Statements. Any requirement under section 341(e) for the United States Trustee to convene a meeting of creditors or equity holders is permanently waived as of the Confirmation Date. Any requirement for the United States Trustee to hold the initial debtor interview is permanently waived as of the Confirmation Date. Any requirement for the Debtors to file schedules of assets and liabilities and statements of financial affairs is permanently waived as of the Confirmation Date.

116.          Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the dissemination, implementation, or consummation of the Plan and the Disclosure Statement, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

117.           Cancellation of Notes, Instruments, Certificates, and Other Documents. On the Plan Effective Date, except as otherwise provided herein, in the Plan, or in the Restructuring Term Sheet, as applicable, all notes, instruments, certificates, and other documents evidencing Claims or Interests, in each case, including credit agreements and indentures, shall be canceled, and the Debtors and the Reorganized Debtors’ obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged; provided that this paragraph shall not constitute a direction under section 1142(b) to any Interest Holder to approve any of the Restructuring Transactions and any such direction must be sought pursuant to a separate motion filed by any party with the Bankruptcy Court. All parties’ rights shall be fully reserved, without a waiver of any rights, regarding (i) any objection to a motion seeking such direction pursuant to section 1142(b), and (ii) whether anything in this paragraph requires such party to take any affirmative action in furtherance of the Restructuring Transactions.

118.          Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in the Plan shall be deemed null and void and shall be of no force and effect.

119.          Provisions Regarding Certain Tax Authorities. Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive Cash equal to the full amount of its Claim or such other treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

120.           Certain Government Matters. Nothing discharges or releases the Debtors, the Reorganized Debtors, or any non-debtor from any right, claim, liability, defense or Cause of Action of the United States or any State, or impairs the ability of the United States or any State to pursue any right, claim, liability, defense, or Cause of Action against any Debtor, Reorganized Debtor, or non-debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States or any State shall be, subject to any applicable legal or equitable rights or defenses of the Debtors or Reorganized Debtors under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and Reorganized Debtors shall comply with all applicable non-bankruptcy law. All rights, claims, liabilities, defenses or Causes of Action, of or to the United States or any State shall survive the Chapter 11 Cases as if they had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, claims, liabilities, defenses or Causes of Action would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtors or the Reorganized Debtors under non-bankruptcy law with respect to any such claim, liability, or cause of action. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States or any State to file any proofs of claim or administrative expense claims in the Chapter 11 Cases for any right, claim, liability, defense, or Cause of Action; (ii) affect or impair the exercise of the United States’ or any State’s police and regulatory powers against the Debtors, the Reorganized Debtors or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States or any State to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ or any State’s rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtors or the Reorganized Debtors and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States or any State without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law. For the avoidance of doubt, the United States opts out of the releases provided in Article VIII.D of the Plan and is not a Releasing Party.

121.          Protections Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

122.           Notices of Confirmation and Plan Effective Date. The Reorganized Debtors shall serve notice of entry of this Confirmation Order in accordance with Bankruptcy Rules 2002 and 3020(c) on all Holders of Claims and Interests within ten (10) Business Days after the date of entry of this Confirmation Order. Notwithstanding the above, no notice of Confirmation or Consummation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed notice of the Combined Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address. As soon as reasonably practicable after the Plan Effective Date, the Reorganized Debtors shall file notice of the Plan Effective Date and shall serve a copy of the same on the above-referenced parties. The above-referenced notices are adequate under the particular circumstances of the Chapter 11 Cases and no other or further notice is necessary.

123.          Failure of Consummation. If Consummation does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims by the Debtors, the Consenting Creditors, any other Holders of Claims or Interests, or any other Entity; (2) prejudice in any manner the rights of the Debtors, the Consenting Creditors, any other Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, the Consenting Creditors, any other Holders of Claims or Interests, or any other Entity; provided that the provisions of the Restructuring Support Agreement that survive termination thereof on account of a failure of the Plan Effective Date to occur shall remain in effect in accordance with the respective terms thereof.

124.          Substantial Consummation. On the Plan Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) of the Bankruptcy Code.

125.          Waiver of Stay. For good cause shown, any stay of this Confirmation Order provided by any Bankruptcy Rule or Bankruptcy Local Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Bankruptcy Court.

126.           References to and Omissions of Plan Provisions. References to articles, sections, and provisions of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan. The failure to specifically include or to refer to any particular article, section, or provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such article, section, or provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety, except as expressly modified herein, and incorporated herein by this reference.

127.          Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

128.          Reporting. After the Plan Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall have no obligation to provide any reports to any parties otherwise required under the “first” and “second” day orders entered in the Chapter 11 Cases.

129.          Effect of Conflict. This Confirmation Order supersedes any Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan (other than with respect to any consent rights set forth or incorporated therein) and the terms of this Confirmation Order, the terms of this Confirmation Order govern and control.

130.          Final Order. This Confirmation Order is a Final Order, and the period in which an appeal must be filed shall commence upon the entry hereof.

131.          Retention of Jurisdiction. The Bankruptcy Court may properly, and upon the Plan Effective Date shall, to the full extent set forth in the Plan, retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including the matters set forth in Article XI of the Plan.

Signed: July 25, 2023

/s/ David R. Jones
DAVID R. JONES
UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
VENATOR MATERIALS PLC, et al.,[1]	)	Case No. 23-90301 (DRJ)
)
Debtors.	)	(Jointly Administered)
)

JOINT PREPACKAGED PLAN OF REORGANIZATION OF

VENATOR MATERIALS PLC AND ITS DEBTOR AFFILIATES PURSUANT TO
CHAPTER 11 OF THE BANKRUPTCY CODE (FURTHER TECHNICAL MODIFICATIONS)

JACKSON WALKER LLP		KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)		KIRKLAND & ELLIS INTERNATIONAL LLP
Jennifer F. Wertz (TX Bar No. 24072822)		Steven N. Serajeddini, P.C. (admitted pro hac vice)
Victoria Argeroplos (TX Bar No. 24105799)		601 Lexington Avenue
Beau Butler (TX Bar No. 24132535)		New York, New York 10022
1401 McKinney Street, Suite 1900		Telephone:	(212) 446-4800
Houston, TX 77010		Facsimile:	(212) 446-4900
Telephone:	(713) 752-4200	Email:	steven.serajeddini@kirkland.com
Facsimile:	(713) 752-4221
mcavenaugh@jw.com
	jwertz@jw.com	-and-
vargeroplos@jw.com
	bbutler@jw.com	Jeffrey T. Michalik (admitted pro hac vice)

Proposed Co-Counsel to the Debtors		300 North LaSalle Street
and Debtors in Possession		Chicago, Illinois 60654
		Telephone:	(312) 862-2000
		Facsimile:	(312) 862-2200
		Email:	jeff.michalik@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

Dated: July 18, 2023

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://dm.epiq11.com/Venator. The Debtors’ service address in these chapter 11 cases is: Hanzard Drive, Titanium House, Stockton on Tees, Wynyard Park, TS22 5FD, United Kingdom.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	16
C.	Computation of Time	16
D.	Governing Law	16
E.	Reference to Monetary Figures	17
F.	Reference to the Debtors or the Reorganized Debtors	17
G.	Controlling Document	17
H.	Consent Rights	17

ARTICLE II. ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, DIP CLAIMS, AND RESTRUCTURING EXPENSES		17
A.	Administrative Claims	17
B.	Priority Tax Claims	18
C.	DIP Claims	18
D.	Professional Fee Claims	18
E.	Payment of Restructuring Expenses	19

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		19
A.	Classification of Claims and Interests	19
B.	Treatment of Claims and Interests	20
C.	Special Provision Governing Unimpaired Claims	23
D.	Elimination of Vacant Classes	23
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	23
F.	Intercompany Interests	23
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	24
H.	Controversy Concerning Impairment	24
I.	Subordinated Claims	24

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		24
A.	General Settlement of Claims and Interests	24
B.	Restructuring Transactions	25
C.	The Reorganized Debtors	25
D.	Sources of Consideration for Plan Distributions	25
E.	Corporate Existence	28
F.	Vesting of Assets in the Reorganized Debtors	28
G.	Cancellation of Existing Agreements and Interests	29
H.	Corporate Action	30
I.	New Corporate Governance Documents	30
J.	Directors and Officers of the Reorganized Debtors	31
K.	Effectuating Documents; Further Transactions	31
L.	Certain Securities Law Matters	31
M.	Section 1146 Exemption	32
N.	Employment Obligations	33
O.	Management Incentive Plan	33
P.	Preservation of Causes of Action	34
Q.	DTC Eligibility	34
R.	Closing the Chapter 11 Cases	35

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		35
A.	Assumption of Executory Contracts and Unexpired Leases	35

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	35
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	36
D.	Insurance Policies	37
E.	Indemnification Policies	37
F.	Reservation of Rights	37
G.	Nonoccurrence of Plan Effective Date	37
H.	Contracts and Leases Entered Into After the Petition Date	37

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		38
A.	Timing and Calculation of Amounts to Be Distributed	38
B.	Disbursing Agent	38
C.	Rights and Powers of Disbursing Agent	38
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	39
E.	Manner of Payment	40
F.	Section 1145 Exemption	40
G.	Compliance with Tax Requirements	40
H.	Allocations	41
I.	Foreign Currency Exchange Rate	41
J.	Setoffs and Recoupment	41
K.	Claims Paid or Payable by Third Parties	41

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		42
A.	Disputed Claims Process	42
B.	Allowance of Claims	43
C.	Claims Administration Responsibilities	43
D.	Estimation of Claims and Interests	43
E.	Adjustment to Claims or Interests without Objection	44
F.	Disallowance of Claims or Interests	44
G.	No Distributions Pending Allowance	44
H.	Distributions After Allowance	44
I.	No Postpetition Interest on Claims	44

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		45
A.	Discharge of Claims and Termination of Interests	45
B.	Release of Liens	45
C.	Releases by the Debtors	46
D.	Releases by Third Parties	47
E.	Exculpation	48
F.	Injunction	49
G.	Protections Against Discriminatory Treatment	50
H.	Document Retention	50
I.	Reimbursement or Contribution	50

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN		50
A.	Conditions Precedent to the Plan Effective Date	50
B.	Waiver of Conditions	51
C.	Substantial Consummation	51
D.	Effect of Failure of Conditions	52

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		52
A.	Modification and Amendments	52
B.	Effect of Confirmation on Modifications	52
C.	Revocation or Withdrawal of Plan	52

ARTICLE XI. RETENTION OF JURISDICTION		53

ii

ARTICLE XII. MISCELLANEOUS PROVISIONS		55
A.	Immediate Binding Effect	55
B.	Additional Documents	55
C.	Payment of Statutory Fees	55
D.	Statutory Committee and Cessation of Fee and Expense Payment	55
E.	Reservation of Rights	56
F.	Successors and Assigns	56
G.	Notices	56
H.	Term of Injunctions or Stays	57
I.	Entire Agreement	58
J.	Exhibits	58
K.	Nonseverability of Plan Provisions	58
L.	Votes Solicited in Good Faith	58
M.	Closing of Chapter 11 Cases	58
N.	Waiver or Estoppel	59

iii

INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in Article I.A of this Plan. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Holders of Claims against or Interests in the Debtors may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and projections of future operations, as well as a summary and description of this Plan, the Restructuring Transactions, and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.          “1125(e) Exculpation Parties” means, each in their capacities as such, each of: (a) the Debtors; (b)   the directors and officers of any of the Debtors; (c) the Consenting Creditors; (d) the DIP Agent and the DIP Lenders; (e) the Backstop Parties; (f) the members of the Cross-Holder Group; (g) the members of the Term Lender Group; (h) the ABL Agent and the Holders of DIP Roll-Up Claims; and (i) with respect to the foregoing parties, the Related Parties thereof.

2.          “ABL Agent” means JPMorgan Chase Bank, N.A. in its capacities as administrative agent and collateral agent under the Prepetition ABL Credit Agreement.

3.          “ABL Guaranty Agreement” means that certain ABL Guaranty Agreement, dated as of August 8, 2017, among Venator Materials PLC, as Holdings, each of the borrowers, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.

4.          “ABL Lender Group Advisors” means Simpson Thacher & Bartlett, LLP and AlixPartners, LLP and any other advisors retained by the ABL Agent.

5.          “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930; (d) any adequate protection Claim provided for in the DIP Orders; and (e) Restructuring Expenses.

6.          “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if the reference Entity was a debtor in a case under the Bankruptcy Code.

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7.          “Agent” means any administrative agent, collateral agent, or similar Entity under the Prepetition ABL Facility or the Term Loan Facility, including any successors thereto.

8.          “Agents/Trustees” means, collectively, each of the Agents and Trustees.

9.          “Allowed” means, as to a Claim or an Interest, a Claim or an Interest expressly allowed under the Plan, under the Bankruptcy Code, or by a Final Order, as applicable. For the avoidance of doubt, (a) there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim under the Plan, and (b) the Debtors, with the consent of the Required Consenting Creditors, which shall not be unreasonably withheld, delayed, or conditioned, may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable nonbankruptcy law; provided, however that the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

10.         “Ancillary Facility” means that certain Bond, Guarantees and/or Indemnities Facility, dated October 8, 2021 and accepted October 15, 2021 (as amended, restated, amended and restated, supplemented and/or otherwise modified) by and between Venator Materials PLC and Barclays Bank PLC.

11.         “Ancillary Facility Advisors” means, collectively, Linklaters LLP and Vinson & Elkins LLP.

12.         “Ancillary Facility Lender” means Barclays Bank PLC and any of its affiliates which have provided credit extensions under the Ancillary Facility.

13.         “Avoidance Actions” means any and all avoidance, recovery, subordination, or other Claims and Causes of Actions that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law.

14.         “Backstop Commitment Agreements” means, collectively, the Exit Term Loan Facility Backstop Commitment Agreement (if any) and the Rights Offering Backstop Commitment Agreement (if any).

15.         “Backstop Exit Term Loan Amount” means, collectively, an amount equal to, as applicable: (i)   the amount of Cash that the Debtors elect to pay pursuant to the DIP New Money Claims; and/or (ii) the amount of Cash required to satisfy in full in Cash, or cash collateralize pursuant to the Plan, as applicable, the DIP Roll-Up Claims on the Plan Effective Date.

16.         “Backstop Exit Term Loan Facility” means the secured term loan facility (if any) to be entered into by the Backstop Parties and the Reorganized Debtors on the Plan Effective Date.

17.         “Backstop Parties” means, collectively, all members of the Term Lender Group that execute the Restructuring Support Agreement and all members of the Cross-Holder Group that execute the Restructuring Support Agreement.

18.         “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended from time to time.

19.         “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

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20.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

21.          “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or the City of London.

22.          “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

23.          “Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

24.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

25.          “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code.

26.          “Claims and Noticing Agent” means Epiq Corporate Restructuring, LLC, the claims, noticing, and solicitation agent retained by the Debtors in the Chapter 11 Cases, pursuant to an order of the Bankruptcy Court.

27.          “Claims Register” means the official register of Claims and Interests in the Debtors maintained by the Claims and Noticing Agent.

28.          “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code.

29.          “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

30.          “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases.

31.          “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

3

32.          “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

33.          “Confirmation Order” means the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

34.          “Consenting Creditors” has the meaning set forth in the Restructuring Support Agreement.

35.          “Consummation” means the occurrence of the Plan Effective Date.

36.          “Cross-Holder Group” means that certain ad hoc group of holders of Term Loan Claims, Senior Secured Notes Claims, and Senior Unsecured Notes Claims represented by the Cross-Holder Group Advisors.

37.          “Cross- Holder Group Advisors” means Gibson, Dunn & Crutcher LLP, Lazard Frères & Co. LLC, Howley Law PLLC, Krogerus Attorneys Ltd, Loyens & Loeff N.V., and Legance – Avvocati Associati, and any other advisors hired by the Cross-Holder Group.

38.           “Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

39.          “Debtor Release” means the release set forth in Article VIII.C of this Plan.

40.          “Debtors” means, collectively, each of the following: Venator Materials PLC, Venator Group Canada Inc.; Venator Investments Ltd; Venator P&A Finland Oy; Venator France SAS; Venator Pigments France SAS; Venator Chemicals France SAS; Venator International France SAS; Venator Germany GmbH; Venator Uerdingen GmbH; Venator Holdings Germany GmbH; Venator Wasserchemie Holding GmbH; Venator Finance S.à.r.l.; Venator P&A Spain S.L.U.; Venator Materials UK Limited; Venator Group; Venator Group Services Limited; Venator International Holdings UK Limited; Venator Investments UK Limited; Venator Materials International UK Limited; Venator Materials LLC; Venator Chemicals LLC; Venator Americas Holdings LLC; and Venator P&A Holdings UK Limited.

41.          “Definitive Documents” means, collectively, the following: (A) the Plan (including the Releases set forth in Article VIII of this Plan); (B) the Confirmation Order; (C) the Disclosure Statement (and any documents or Solicitation Materials related to the solicitation thereof, including applicable motions and orders); (D) the First Day Pleadings and the Second Day Pleadings (and all orders sought pursuant thereto, including the DIP Orders); (E) any KEIP or KERP; (F) the Plan Supplement (including, the New Corporate Governance Documents, any Management Incentive Plan, and any restructuring steps plan or tax matters agreements); (G) the DIP Documents; (H) the Cash Collateral Orders (together with any related stipulations and cash collateral motion); (I) the Exit ABL Facility Documents; (J) the Exit Term Loan Facility Documents; (K) the Backstop Commitment Agreements; (L) any other documents relating to the Rights Offering; and (M) the Rights Offering Procedures.

42.          “DIP Agent” means the administrative agent, collateral agent, or similar Entity under the DIP Credit Agreement.

43.          “DIP Claim” means, collectively, the DIP New Money Claims, the DIP Roll-Up Claims, and accrued but unpaid interest and fees arising under the DIP Credit Agreement.

4

44.          “DIP Credit Agreement” means that certain senior secured super priority debtor-in-possession credit agreement by and among the Debtors party thereto, as borrowers or guarantors, the DIP Agent, and the DIP Lenders, as approved by the DIP Orders, as may be amended, restated, supplemented, or otherwise modified from time to time.

45.          “DIP New Money Facility” means the $275 million debtor-in-possession credit facility to be provided to the Company Parties on the terms and subject solely to the conditions of the DIP Term Sheet, the DIP Credit Agreement, and the DIP Orders.

46.          “DIP Documents” means any documents governing the DIP New Money Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

47.          “DIP Lenders” means the lenders providing the DIP New Money Facility under the DIP Documents.

48.          “DIP New Money Claim” means any Claim on account of the $275 million loans provided under the DIP New Money Facility (including any and all accrued but unpaid interest and fees arising under the DIP Credit Agreement), including, but not limited to, any Backstop Fee, Commitment Fee, Exit Fee, and Extension Fee, payable on the terms provided for in the DIP Credit Agreement, DIP Orders, and this Plan.

49.          “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

50.          “DIP Roll-Up Claim” means any Claims that are rolled up into the DIP Roll-Up Facility pursuant to the DIP Orders, which, for the avoidance of doubt, shall include all obligations under clauses (1), (2), (3), and (4) of the definition of “Obligations” under the Prepetition ABL Credit Agreement and any and all fees and interests payable in respect of such Claims pursuant to the terms of the Prepetition ABL Credit Agreement, the Ancillary Facility, and the Hedge Agreements.

51.          “DIP Roll-Up Facility” means the Prepetition ABL Facility upon the entry of the Interim DIP Order, pursuant to which the Prepetition ABL Claims shall be rolled up and deemed post-petition, debtor-in-possession financing obligations of the Company Parties on the terms and subject solely to the conditions of the DIP Term Sheet and the DIP Orders.

52.          “DIP Shares” means the New Ordinary Shares at the Discount Value to be issued to the Holders of DIP New Money Claims, subject to dilution only on account of the MIP Shares.

53.          “Disbursing Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select, as applicable, to make or to facilitate distributions in accordance with the Plan.

54.          “Disclosure Statement” means the disclosure statement with respect to the Plan, including all exhibits and schedules thereto, as approved by the Confirmation Order.

55.          “Discount Value” means 25.0% to the Plan Equity Value.

56.          “Disputed” means, as to a Claim or an Interest, a Claim or an Interest: (a) that is not Allowed; (b)   that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

5

57.          “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the date that is five (5) Business Days prior to the Plan Effective Date or such other date agreed to by the Debtors and the Required Consenting Creditors.

58.          “DTC” means The Depository Trust Company.

59.          “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.N of the Plan.

60.          “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

61.          “Equity Interests” means collectively, the shares (or any class thereof), common stock, ordinary shares, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, ordinary shares, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement).

62.          “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

63.          “Executory Contract” means a contract to which one or more of the Debtors are a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

64.          “Existing Equity Interests” means the Equity Interests in Venator Materials PLC existing immediately prior to the Petition Date.

65.          “Exit ABL Facility” means the asset-backed revolving facility to be entered into by the Reorganized Debtors on the Plan Effective Date on terms reasonably satisfactory to the Required Consenting Creditors.

66.          “Exit ABL Facility Documents” means any documents governing the Exit ABL Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements (including any engagement letters and fee letters), security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

67.          “Exit Backstop Commitment Premium” means the backstop commitment fee of 10.0% of the Backstop Exit Term Loan Amount payable to the Backstop Parties, at the election of the Required Consenting Creditors, in either Exit Backstop Shares or Cash.

68.          “Exit Backstop Shares” means the Exit Backstop Commitment Premium, payable in New Ordinary Shares, if any, issued pursuant to the Exit Term Loan Facility Backstop at the Discount Value, if any.

69.          “Exit Facilities” means, collectively, the Exit ABL Facility and the Exit Term Loan Facility.

70.          “Exit Financing Documents” means, collectively, the Exit ABL Facility Documents and the Exit Term Loan Facility Documents.

6

71.          “Exit Term Loan Facility” means, as applicable, either the Backstop Exit Term Loan Facility or the Raised Exit Term Loan Facility.

72.          “Exit Term Loan Facility Backstop” means the Backstop Parties’ commitment to backstop the Backstop Exit Term Loan Facility, if any.

73.          “Exit Term Loan Facility Backstop Commitment Agreement” means that certain Exit Term Loan Facility Backstop Commitment Agreement, between Venator and the Backstop Parties, as may be further amended, modified, or supplement from time to time, in accordance with its terms, pursuant to which the Backstop Parties shall have agreed to backstop the Backstop Exit Term Loan Facility.

74.          “Exit Term Loan Facility Documents” means any documents governing the Exit Term Loan Facility and any amendments, modifications, and supplements thereto, and together with any related notes, certificates, agreements, security agreements, documents, and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection therewith.

75.          “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

76.          “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

77.          “Final DIP Order” means the final order approving the DIP New Money Facility, the DIP Roll-Up Facility, and the DIP Documents and authorizing the Debtors’ use of cash collateral, entered at Docket No. 213.

78.          “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, or rehearing has expired and no appeal, petition for certiorari, or other proceeding for a new trial, reargument, or rehearing thereof has been timely sought, or, if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied, or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

79.          “First Day Pleadings” means the pleadings and related documentation requesting certain emergency relief, or supporting the request for such relief, Filed by the Debtors on or around the Petition Date and heard at the “first day” hearing.

80.          “General Unsecured Claim” means any Claim that is not: (a) paid in full prior to the Plan Effective Date; (b) an Administrative Claim; (c) a Professional Fee Claim; (d) a Priority Tax Claim; (e) a Secured Tax Claim; (f) a DIP Claim; (g) an Other Secured Claim; (h) an Other Priority Claim, (i) a Prepetition ABL Claim; (j) a Term Loan Claim; (k) a Senior Secured Notes Claim; (l) a Senior Unsecured Notes Claim; or (m) an Intercompany Claim.

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81.          “Governing Body” means, in each case in its capacity as such, the board of directors, board of managers, manager, managing member, general partner, investment committee, special committee, or such similar governing body of any of the Debtors or the Reorganized Debtors, as applicable.

82.          “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

83.          “Hedge Agreements” means the “Hedge Agreements” as defined in the Prepetition ABL Credit Agreement.

84.          “Holder” means an Entity that is the record owner of a Claim or Interest. For the avoidance of doubt, affiliated record owners of Claims or Interests managed or advised by the same institution shall constitute separate Holders.

85.          “Impaired” means, with respect to a Claim or Interest, or a Class of Claims or Interests, impaired within the meaning of section 1124 of the Bankruptcy Code.

86.          “Indemnification Provisions” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment agreements, engagement letters, or other contracts, for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals, and agents of the Debtors and such current and former directors’, officers’, managers’, employees’, attorneys’, other professionals’, and agents’ respective Affiliates.

87.          “Intercompany Claim” means any Claim against a Debtor held by another Debtor.

88.          “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

89.          “Interest” means any common stock, ordinary shares, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor (in each case whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security).

90.          “Interim DIP Order” means the interim order approving the DIP New Money Facility, the DIP Roll-Up Facility, and the DIP Documents and authorizing the Debtors’ use of cash collateral, entered at Docket No. 98.

91.          “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as now in effect or hereafter amended, and the rules promulgated thereunder.

92.          “KEIP” means any key executive insider plan or similar proposal or documentation that would require Bankruptcy Court approval to make payments to “insiders” during the course of the chapter 11 cases.

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93.          “KERP” means any key employee retention plan or similar proposal or documentation that would require Bankruptcy Court approval to make payments to non-“insiders” during the course of the chapter 11 cases.

94.          “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

95.          “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

96.          “Management Incentive Plan” means the equity incentive plan providing for the issuance of MIP Shares to the members of management of Reorganized Venator from the Management Incentive Plan Pool.

97.          “Management Incentive Plan Participants” means Simon Turner, Kurt Ogden, Russ Stolle, Stefano Soccol, Rob Portsmouth, and Kevin Wilson.

98.          “Management Incentive Plan Pool” means a pool of up to 10.0% of the New Ordinary Shares, determined on a fully diluted and distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the Management Incentive Plan Pool), reserved for issuance pursuant to the Management Incentive Plan.

99.          “MIP Shares” means the New Ordinary Shares issued to the members of management of Reorganized Venator pursuant to the Management Incentive Plan.

100.        “New Board” means the board of directors or similar governing body of Reorganized Venator.

101.        “New Corporate Governance Documents” means, as applicable, the organizational and governance documents for the Reorganized Debtors, which will give effect to the Restructuring Transactions, including, without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, shareholder agreements (or equivalent governing documents), and the identities of proposed members of the board of directors of Reorganized Venator.

102.        “Notes Indentures” means, collectively, the Senior Secured Notes Indenture and the Senior Unsecured Notes Indenture.

103.        “New Ordinary Shares” means the Equity Interests in Reorganized Venator to be issued on the Plan Effective Date in accordance with the Plan.

104.        “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

105.        “Other Secured Claim” means any Secured Claim against the Debtors other than the DIP Claims, the Priority Tax Claims, the Prepetition ABL Claims, the Term Loan Claims, or the Senior Secured Notes Claims.

106.            “Parties” has the meaning set forth in the preamble to this Agreement.

107.            “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

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108.        “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

109.        “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Restructuring Support Agreement, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

110.        “Plan Distribution” means a payment or distribution to Holders of Allowed Claims, Allowed Interests, or other eligible Entities under and in accordance with the Plan.

111.        “Plan Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent to the occurrence of the Plan Effective Date set forth in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan. Any action contemplated by the Plan to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

112.        “Plan Equity Value” means the equity value as implied by a Plan total enterprise value of $600 million.

113.        “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and the Restructuring Support Agreement and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors prior to the Confirmation Hearing to the extent available, as applicable: (a) the New Corporate Governance Documents; (b) the identity and members of the New Board; (c) the Rights Offering Procedures (if any); (d) the Schedule of Retained Causes of Action; (e) the Exit Financing Documents; (f) the Restructuring Steps Memorandum, which shall, for the avoidance of doubt, remain subject to modification until the Plan Effective Date and may provide for certain actions to occur prior to the Plan Effective Date; (g) the Rejected Executory Contract and Unexpired Lease List; (h) the tax matters agreement (if any), and (i) any additional documents Filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan Supplement.

114.        “Prepetition ABL Claims” means any Claim on account of, in respect of, or under the Prepetition ABL Credit Agreement, the Ancillary Facility, and the Hedge Agreements.

115.        “Prepetition ABL Credit Agreement” means that certain Amended and Restated Revolving Credit Agreement, dated as of October 15, 2021, among Venator Materials PLC, as Holdings, the borrowers and guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, which amends and restates that certain Revolving Credit Agreement, dated as of August 8, 2017 (as amended, restated, amended and restated, supplemented and/or otherwise modified).

116.        “Prepetition ABL Facility” means, collectively, the revolving credit facility under the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, and any Swap Obligations (as defined in the Prepetition ABL Credit Agreement) and any cash management obligations under the foregoing held by any agent, any lender, or any affiliate thereof.

117.        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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118.        “Pro Rata” means, unless otherwise specified, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

119.        “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327 or 363 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

120.        “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.D of the Plan.

121.        “Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

122.        “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Plan Effective Date in an amount equal to the Professional Fee Amount.

123.        “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

124.        “Raised Exit Term Loan Facility” means an Exit Term Loan Facility provided by third parties through a comprehensive marketing process, acceptable to the Debtors and the Required Consenting Creditors.

125.        “Reinstate” means reinstate, reinstated, or reinstatement with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” and “Reinstatement” shall have correlative meanings.

126.        “Rejected Executory Contract and Unexpired Lease List” means the list, as determined by the Debtors and reasonably satisfactory to the Required Consenting Creditors, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, with the consent of the Debtors and the Required Consenting Creditors, shall be included in the Plan Supplement.

127.        “Related Party” means with respect to any Person or Entity, each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by a special committee or any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees. For the avoidance of doubt, the members of each Governing Body are Related Parties of the Debtors.

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128.        “Released Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Consenting Creditor; (d) each DIP Lender; (e) the DIP Agent; (f) the ABL Agent and each Holder of a Prepetition ABL Claim or DIP Roll-Up Claim; (g) each Backstop Party; (h) each member of the Cross-Holder Group; (i) each member of the Term Lender Group; (j) each of the Agents/Trustees; (k) each current and former Affiliate of each Entity in clause (a) through the following clause (l); and (l) each Related Party of each Entity in clause (a) through this clause (l) (and, in addition to each of the foregoing, where any of the foregoing is a depository trust company, securities clearinghouse, investment manager, or advisor for a beneficial holder, such beneficial holder); provided that, in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the Third Party Release; or (y) timely objects to the Third Party Release and such objection is not withdrawn or otherwise resolved before Confirmation.

129.        “Releasing Parties” means collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) each Consenting Creditor; (d) each DIP Lender; (e) the ABL Agent and each Holder of a Prepetition ABL Claim or DIP Roll-Up Claim; (f) each Backstop Party; (g) each member of the Cross-Holder Group; (h) each member of the Term Lender Group; (i) each of the Agents/Trustees; (j) all Holders of Claims; (k) all Holders of Interests; (l) each current and former Affiliate of each Entity in clause (a) through the following clause (m); and (m) each Related Party of each Entity in clause (a) through this clause (m) (and, in addition to each of the foregoing, where any of the foregoing is a depository trust company, securities clearinghouse, investment manager, or advisor for a beneficial holder, such beneficial holder); provided that, in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the Third Party Release; or (y) timely objects to the Third Party Release and such objection is not withdrawn or otherwise resolved before Confirmation.

130.        “Reorganized Debtor” means a Debtor on and after the Plan Effective Date.

131.        “Reorganized Venator” means Venator Materials PLC, on and after the Plan Effective Date.

132.        “Required Consenting Creditors” has the meaning set forth in the Restructuring Support Agreement.

133.        “Restructuring Expenses” means the reasonable and documented fees and expenses accrued since the inception of their respective engagements related to the implementation of the Restructuring Transactions and not previously paid by, or on behalf of, the Debtors of: (a) the ABL Lender Group Advisors; (b) the Cross-Holder Group Advisors; (c) the Term Lender Group Advisors; and (d) the Ancillary Facility Advisors, in each case, in accordance with the engagement letters of such consultant or professional or other agreements signed by the Debtors, including terms agreed to in the Final DIP Order, and in each case, without further order of, or application to, the Bankruptcy Court by such consultant or professionals.

134.        “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring (including., but not limited to, the Restructuring Transactions) contemplated by the Plan, as set forth in the Plan Supplement, as the same may be amended, supplemented, and modified through the Plan Effective Date (with the consent of the Required Consenting Creditors).

135.        “Restructuring Support Agreement” means that certain Restructuring Support Agreement, by and among the Debtors and the other parties thereto, including all exhibits thereto, as may be amended, modified, or supplemented from time to time, in accordance with its terms, attached to the Disclosure Statement as Exhibit B.

136.        “Restructuring Transactions” means the transactions described in Article IV.B of the Plan and the Restructuring Steps Memorandum.

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137.        “Rights Offering” means the rights offering to purchase the Rights Offering Shares on the terms set forth in the Rights Offering Documents.

138.        “Rights Offering Backstop Commitment Agreement” means that certain Rights Offering Backstop Commitment Agreement, between Venator and the Backstop Parties, as may be further amended, modified, or supplement from time to time, in accordance with its terms, pursuant to which the Backstop Parties shall have agreed to backstop the Rights Offering.

139.        “Rights Offering Backstop Commitment Premium” means the backstop commitment fee of 10.0% of the Subscription Rights payable in New Ordinary Shares at the Discount Value.

140.        “Rights Offering Documents” means, collectively, the Rights Offering Backstop Commitment Agreement, the Rights Offering Procedures, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering.

141.        “Rights Offering Participants” means Holders of Term Loan Claims, Senior Secured Notes Claims, and the Senior Unsecured Notes Claims, as of the Rights Offering Record Date.

142.        “Rights Offering Procedures” means those certain rights offering procedures that are consistent in all material respects with the Rights Offering Backstop Commitment Agreement and applicable securities laws and otherwise in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors in all respects, as set forth in the Plan Supplement (if applicable).

143.        “Rights Offering Record Date” means the date reasonably acceptable to the Required Consenting Creditors and the Debtors to be set forth in the Rights Offering Documents.

144.        “Rights Offering Shares” means the New Ordinary Shares, if any, issued pursuant to the Rights Offering at the Discount Value.

145.        “Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

146.        “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

147.        “SEC” means United States Securities and Exchange Commission.

148.        “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on any Debtor’s interest in property to the extent of the value of such interest as (i) set forth in the Plan; (ii) agreed to by the holder of such Claim and the Debtors; or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code; or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

149.        “Secured Notes Trustee” means Wilmington Trust, National Association, solely in its capacity as trustee under the Senior Secured Notes Indenture, or any successor trustee under the Senior Secured Notes Indenture.

150.        “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

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151.        “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

152.        “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

153.        “Senior Secured Claims” means, collectively, the Term Loan Claims and the Senior Secured Notes Claims.

154.        “Senior Secured Equitization Distribution” means (i) 90.0% of the New Ordinary Shares at Plan Equity Value, which shall be subject to dilution on account of (a) the MIP Shares, (b) the DIP Shares, (c) the Rights Offering Shares, and (d) the Exit Backstop Shares, and (ii) the Subscription Rights to purchase up to 90.0% of the Rights Offering Shares.

155.        “Senior Secured Notes” means the first lien secured notes, due July 1, 2025, issued by Venator Finance S.à.r.l. and Venator Materials LLC pursuant to the Senior Secured Notes Indenture.

156.        “Senior Secured Notes Claim” means any Claim on account of the Senior Secured Notes or the Senior Secured Notes Indenture, including accrued but unpaid interest, costs, fees, premiums, and indemnities, to the extent applicable.

157.        “Senior Secured Notes Indenture” means that certain indenture, dated as of May 22, 2020, between Venator Finance S.à.r.l, as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, including all amendments, modifications, and supplements thereto.

158.        “Senior Unsecured Notes” means the notes, due July 15, 2025, issued by Venator Finance S.à.r.l. and Venator Materials LLC pursuant to the Senior Unsecured Notes Indenture.

159.        “Senior Unsecured Notes Claim” means any Claim on account of the Senior Unsecured Notes.

160.        “Senior Unsecured Notes Equitization Distribution” means (i) 10.0% of the New Ordinary Shares at Plan Equity Value, which shall be subject to dilution on account of (a) the MIP Shares, (b) the DIP Shares, (c) the Rights Offering Shares, and (d) the Exit Backstop Shares, and (ii) the Subscription Rights to purchase up to 10.0% of the Rights Offering Shares.

161.        “Senior Unsecured Notes Indenture” means that certain indenture, dated as of July 14, 2017, between Venator Finance S.à.r.l., as co-issuer, Venator Materials LLC, as co-issuer, and Wilmington Trust, National Association, as trustee, including all amendments, modifications, and supplements thereto.

162.        “Severance Plan” means that certain Venator Materials PLC Amended and Restated Executive Severance Plan dated as of November 14, 2017.

163.        “Solicitation Materials” means, as applicable, any documents, forms, ballots, notices, and other materials provided in connection with the solicitation of votes on the Plan, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

164.        “Subscription Rights” means the rights issued pursuant to the Rights Offering to purchase Rights Offering Shares, on the terms set forth in the Rights Offering Documents.

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165.        “Term Lender Group” means that certain group of Holders of Term Loan Claims, Senior Secured Notes Claims, and Senior Unsecured Notes Claims represented by the Term Lender Group Advisors.

166.        “Term Lender Group Advisors” means White & Case LLP, as primary counsel, local counsel in each relevant jurisdiction, any special regulatory or other specialist counsel, Houlihan Lokey, as financial advisor, and any other non-legal advisors that the Term Lender Group engages in connection with the Restructuring Transactions.

167.        “Term Loans” means any loans outstanding under the Term Loan Facility.

168.        “Term Loan Agent” means Acquiom Agency Services LLC, in its capacity as co-administrative agent and collateral agent, and Seaport Loan Products LLC, in its capacity as co-administrative agent under the Term Loan Credit Agreement.

169.        “Term Loan Claim” means any Claim on account of the Term Loans.

170.        “Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated as of August 8, 2017, among Venator Materials PLC, as Holdings, Venator Finance S.à.r.l., as borrower, Venator Materials LLC, as borrower, Acquiom Agency Services LLC, in its capacity as co-administrative agent and collateral agent, and Seaport Loan Products LLC, in its capacity as co-administrative agent.

171.        “Term Loan Facility” means that certain term loan facility under the loan agreement, dated August 8, 2017 between Venator Finance S.à.r.l., as borrower, Venator Materials LLC, as borrower, and the Term Loan Agent.

172.        “Third Party Release” means means the release set forth in Article VIII.D of this Plan.

173.        “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity under the Senior Secured Notes and Senior Unsecured Notes.

174.        “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

175.        “Unexpired Lease” means a lease to which one or more of the Debtors are a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

176.        “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

177.        “Unsecured Notes Trustee” means Computershare Trust Company, National Association, solely in its capacity as trustee under the Senior Unsecured Notes Indenture, or any successor trustee under the Senior Unsecured Notes Indenture.

178.        “Venator” means Venator Materials PLC.

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B.        Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (2) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto (both as that term is defined herein and as it is defined in the Restructuring Support Agreement); (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented in accordance with the Plan or Confirmation Order, as applicable; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (10) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (11) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (12) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (13) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (14) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (15) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (16) unless otherwise specified, any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter.

C.       Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.       Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable, if so required by such laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors.

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E.       Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.       Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.       Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.       Consent Rights.

Notwithstanding anything herein to the contrary, any and all consultation, information, notice, and consent rights set forth in the Restructuring Support Agreement (including the exhibits thereto), the DIP Orders, and the DIP Credit Agreement with respect to the form and substance of this Plan, all exhibits to the Plan, the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

ARTICLE II.

ADMINISTRATIVE CLAIMS, PRIORITY CLAIMS, DIP CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and DIP Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.       Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors (with the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld) or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Plan Effective Date, on the Plan Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Plan Effective Date, no later than sixty (60) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

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B.       Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall receive Cash equal to the full amount of its Claim or such other treatment in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

C.       DIP Claims.

On the Plan Effective Date, each holder of a DIP New Money Claim shall receive, at the Debtors’ election, (i) Cash in an amount equal to such DIP New Money Claim, or (ii) the right to convert such DIP New Money Claim into DIP Shares at the Discount Value.

On the Plan Effective Date, each holder of a DIP Roll-Up Claim shall receive Cash in an amount equal to such DIP Roll-Up Claim. Any letters of credit that comprise DIP Roll-Up Claims shall, on or before the Plan Effective Date, either be returned undrawn and cancelled or cash collateralized in an amount equal to 103% of the total exposure under such letter of credit (including outstanding undrawn amounts and disbursed but unreimbursed amounts) as of such date plus any accrued and unpaid interest thereon, in accordance with the terms of the Prepetition ABL Credit Agreement or the Ancillary Facility, as applicable.

D.       Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than forty-five (45) days after the Plan Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Plan Effective Date.

2.	Professional Fee Escrow Account.

On the Plan Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

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3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Confirmation Date, and shall deliver such estimate to the Debtors no later than five (5) Business Days before the Plan Effective Date; provided that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 363 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Payment of Restructuring Expenses.

To the extent not otherwise paid, the Debtors or the Reorganized Debtors, as applicable, shall promptly pay in Cash in full all outstanding and invoiced Restructuring Expenses as follows: (i) on the Plan Effective Date, Restructuring Expenses incurred, or estimated to be incurred, during the period prior to the Plan Effective Date to the extent invoiced to the Debtors at least three (3) Business Days in advance and (ii) after the Plan Effective Date, any unpaid Restructuring Expenses within seven (7) Business Days of receiving an invoice; provided that, to the extent timely invoiced, Restructuring Expenses that are not paid by the Debtors or the Reorganized Debtors, as applicable, within the timeframes set forth in this Article II.E of the Plan shall not be deemed waived and shall be included in a subsequent invoice.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest, or any portion thereof, is classified in a particular Class only to the extent that any portion of such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Plan Effective Date.

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The classification of Claims against and Interests in the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 3	Senior Secured Claims	Impaired	Entitled to Vote
Class 4	Senior Unsecured Notes Claims	Impaired	Entitled to Vote
Class 5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
Class 6	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Reject or Presumed to Accept)
Class 7	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Reject or Presumed to Accept)
Class 8	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 9	Existing Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Plan Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 – Other Secured Claims

(a)	Classification: Class 1 consists of all Other Secured Claims.

(b)	Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor, in consultation with the Required Consenting Creditors:

(i)	payment in full in Cash of its Allowed Other Secured Claim;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Other Secured Claim; or

(iv)	such other treatment that renders its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

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(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.       Class 2 – Other Priority Claims

(a)	Classification: Class 2 consists of all Other Priority Claims.

(b)	Treatment: Each holder of an Allowed Other Priority Claim shall receive payment in full in Cash.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Other Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.       Class 3 – Senior Secured Claims

(a)	Classification: Class 3 consists of all Senior Secured Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Senior Secured Claim shall receive, in full and final satisfaction of such Claim, such Holder’s Pro Rata share of the Senior Secured Equitization Distribution.

(c)	Voting: Class 3 is Impaired under the Plan and Holders of Allowed Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.       Class 4 - Senior Unsecured Notes Claims

(a)	Classification: Class 4 consists of all Senior Unsecured Notes Claims against any Debtor.

(b)	Treatment: Each Holder of an Allowed Senior Unsecured Claim shall receive, in full and final satisfaction of such Claim, such Holder’s Pro Rata share of the Senior Unsecured Notes Equitization Distribution.

(c)	Voting: Class 4 is Impaired under the Plan and Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.       Class 5 – General Unsecured Claims

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: On the Plan Effective Date, each Holder of a General Unsecured Claim shall receive, at the Reorganized Debtors’ and Required Consenting Creditors’ option:

(i)	payment in full in Cash;

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(ii)	Reinstatement of its General Unsecured Claim; or

(iii)	such other treatment rendering such General Unsecured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 5 is Unimpaired under the Plan. Holders of Allowed Claims in Class 5 are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

6.       Class 6 - Intercompany Claims

(a)	Classification: Class 6 consists of all Intercompany Claims.

(b)	Treatment: Subject to any specific provisions contained in the Plan Supplement, Intercompany Claims shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), reinstated, set off, settled, distributed, contributed, cancelled, or released without any distribution on account of such Claims, or such other treatment as reasonably determined by the Reorganized Debtors and the Required Consenting Creditors.

(c)	Voting: Holders of Class 6 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 6 Claims are not entitled to vote to accept or reject the Plan.

7.       Class 7 - Intercompany Interests

(a)	Classification: Class 7 consists of all Intercompany Interests.

(b)	Treatment: Subject to any specific provisions contained in the Plan Supplement, Intercompany Interests shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), reinstated, set off, settled, distributed, contributed, cancelled and released without any distribution on account of such Claims, or such other treatment as reasonably determined by the Reorganized Debtors and the Required Consenting Creditors.

(c)	Voting: Holders of Class 7 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan.

8.       Class 8 - Section 510(b) Claims

(a)	Classification: Class 8 consists of all Section 510(b) Claims.

(b)	Treatment: On the Plan Effective Date, all Section 510(b) Claims will be cancelled, released, discharged, and extinguished and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

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(c)	Voting: Class 8 is Impaired under the Plan. Holders of Allowed Claims in Class 8 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.       Class 9 - Existing Equity Interests

(a)	Classification: Class 9 consists of all Existing Equity Interests.

(b)	Treatment: On the Plan Effective Date, all Existing Equity Interests shall be cancelled, released, extinguished, and discharged and will be of no further force or effect. Each holder of an Interest shall receive no recovery or distribution on account of their Existing Equity Interests.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Allowed Claims in Class 9 are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.       Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claims, including, all rights regarding legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.       Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.       Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.       Intercompany Interests.

To the extent Reinstated under the Plan, for the avoidance of doubt, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the Holders of New Ordinary Shares, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

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G.       Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.       Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date or such other date as fixed by the Bankruptcy Court.

I.       Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.       General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Plan Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims in any Class are intended to be and shall be final.

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B.       Restructuring Transactions.

Before, on, and after the Plan Effective Date, the Debtors or Reorganized Debtors, as applicable, shall consummate the Restructuring Transactions and may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and the Restructuring Support Agreement, including as set forth in the Restructuring Steps Memorandum, that are consistent with and pursuant to the terms and conditions of the Plan, including: (1) the execution and delivery of any appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, formation, organization, dissolution, or liquidation containing terms that are consistent with the terms of the Plan, the Plan Supplement, and the Restructuring Support Agreement; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan, the Plan Supplement, and the Restructuring Support Agreement and having other terms to which the applicable Entities may agree; (3) the execution, delivery, and filing, if applicable, of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable state law, including any applicable New Corporate Governance Documents; (4) the execution and delivery of the Exit Financing Documents, entry into the Exit Facilities, and issuance of the Exit Backstop Shares, as applicable; (5) pursuant to the Rights Offering Documents, if applicable, the implementation of the Rights Offering, if applicable, and the issuance of any Rights Offering Shares in connection therewith; (6) the issuance and distribution of the New Ordinary Shares as set forth in the Plan; (7) the reservation of the Management Incentive Plan Pool; and (8) such other transactions that are required to effectuate the Restructuring Transactions, including any transactions set forth in the Restructuring Steps Memorandum; and (8) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

The Confirmation Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan and the Restructuring Transactions.

The Debtors and Reorganized Debtors will use commercially reasonable efforts to structure and implement the Restructuring Transactions in a tax-efficient and cost-effective manner, that is reasonably acceptable to the Required Consenting Creditors.

C.       The Reorganized Debtors.

On the Plan Effective Date, the New Board shall be established and each Reorganized Debtor shall adopt its New Corporate Governance Documents. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

D.       Sources of Consideration for Plan Distributions.

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the proceeds from the Exit Facilities; (2) Cash proceeds from the sale of Rights Offering Shares from the Rights Offering (if applicable); (3) the New Ordinary Shares; and (4) the Debtors’ Cash on hand, as applicable. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain Securities in connection with the Plan, including the New Ordinary Shares will be exempt from SEC registration to the fullest extent permitted by Law, as described more fully in Article IV.L below.

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1. Exit Facilities.

On the Plan Effective Date, the Reorganized Debtors shall enter into the Exit ABL Facility and may enter into the Exit Term Loan Facility if the Required Consenting Creditors and the Debtors agree that such Exit Term Loan Facility is necessary and advisable, each on the terms set forth in the applicable Exit Financing Documents. Confirmation of the Plan shall be deemed approval of the Exit Facilities and the Exit Financing Documents, as applicable, and all transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, expenses, and other payments provided for therein and authorization of the Reorganized Debtors to enter into and execute the Exit Financing Documents and such other documents as may be required to effectuate the treatment afforded by the Exit Facilities.

In addition the Required Consenting Creditors and the Debtors may decide to pursue either the Raised Exit Term Loan Facility or the Backstop Exit Term Loan Facility. If the Required Consenting Creditors and the Debtors agree that the Backstop Exit Term Loan Facility is necessary and advisable, such Backstop Exit Term Loan Facility shall be backstopped by the Backstop Parties in the Backstop Exit Term Loan Amount on the terms set forth in the Exit Term Loan Facility Backstop Commitment Agreement. In consideration for backstopping the Backstop Exit Term Loan Facility, each Backstop Party shall receive its Pro Rata share of the Exit Backstop Commitment Premium, payable in, at the election of the Required Consenting Creditors, either: (i) Exit Backstop Shares; or (ii) Cash; provided that (a) Holders of Senior Secured Claims who are Backstop Parties shall be entitled to provide 90.0% of the Exit Term Loan Facility Backstop on a Pro Rata basis, and (b) Holders of Senior Unsecured Notes Claims who are Backstop Parties shall be entitled to provide 10.0% of the Exit Term Loan Facility Backstop on a Pro Rata basis. The Exit Backstop Shares shall be subject to dilution on account of (i) the MIP Shares and (ii) the DIP Shares.

On the Plan Effective Date, all of the Liens and security interests to be granted in accordance with the Exit Financing Documents (a) shall be deemed to be granted, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Financing Documents, (c) shall be deemed automatically perfected on the Plan Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Financing Documents, and (d) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Persons and Entities granted such Liens and security interests shall be authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, federal, or other law that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

2. Rights Offering.

If the Debtors and the Required Consenting Creditors in good faith determine that additional funding is necessary or desirable, the Debtors shall distribute the Subscription Rights to the Rights Offering Participants on behalf of the Reorganized Debtors as set forth in the Plan and the Rights Offering Documents. The Rights Offering (if any) shall be conducted and consummated on the terms and conditions of, and in accordance with the Rights Offering Procedures (if any).

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The Rights Offering (if any) shall be backstopped by the Backstop Parties on the terms set forth in the Rights Offering Backstop Commitment Agreement, which shall provide for, among other things, and in each case on a Pro Rata basis to each Backstop Party, the Rights Offering Backstop Commitment Premium and a direct allocation of 10.0% of the Subscription Rights; provided that (a) Holders of Senior Secured Claims who are Backstop Parties shall be entitled to provide 90.0% of the Backstop Commitment on a Pro Rata basis; and (b) Holders of Senior Unsecured Notes Claims who are Backstop Parties shall be entitled to provide 10.0% of the Backstop Commitment on a Pro Rata basis. In exchange for consideration consisting of the Rights Offering Backstop Commitment Premium and in accordance with the Rights Offering Backstop Commitment Agreement, the Backstop Parties have committed to fully backstop, severally and not jointly, the Rights Offering Shares. Each Backstop Party shall fund up to its commitment amount and receive its share of the Rights Offering Shares.

The Subscription Rights shall be offered in the following allocations, to: (a) Holders of Senior Secured Claims to purchase up to 90.0% of the Rights Offering Shares; and (b) Holders of Senior Unsecured Notes Claims to purchase up to 10.0% of the Rights Offering Shares. The Rights Offering Shares and the Rights Offering Backstop Commitment Premium shall be subject to dilution on account of (i) the MIP Shares and (ii) the DIP Shares.

The Subscription Rights will be offered, issued, and distributed under the Plan without registration under the Securities Act, or any state or local law requiring registration for offer and sale of a security, in reliance upon the exemption provided in section 1145(a) of the Bankruptcy Code to the maximum extent permitted by law, and to the extent such exemption is not available, then the Subscription Rights will be issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws. On the Plan Effective Date, the rights and obligations of the Debtors under the Rights Offering Backstop Commitment Agreement shall vest in the Reorganized Debtors, as applicable. The proceeds of the Rights Offering (if any) shall be used by the Reorganized Debtors for general corporate purposes.

3. Subscription Rights and New Ordinary Shares.

Reorganized Venator shall be authorized to issue a certain number of shares of New Ordinary Shares to certain Holders of Claims pursuant to Article III.A and Article III.B. Such New Ordinary Shares shall be issued to applicable Holders of Claims (including DIP Claims), Rights Offering Participants, and/or Backstop Parties pursuant to the Rights Offering (if any), the Rights Offering Backstop Commitment Agreement (if any), and the New Corporate Governance Documents. Reorganized Venator shall issue all securities, instruments, certificates, and other documents required to be issued by it with respect to all such shares of New Ordinary Shares. All such Subscription Rights and shares of New Ordinary Shares, and any other shares of New Ordinary Shares issued pursuant to the Plan, shall be duly authorized, validly issued, fully paid, and non-assessable.

Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan or Plan Supplement applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, including the New Corporate Governance Documents or any other applicable Plan Supplement Document, which terms and conditions shall bind each Entity receiving such distribution or issuance. If the Debtors or the Reorganized Debtors, on the one hand, and a Holder of an Allowed Senior Secured Claim and/or Allowed Senior Unsecured Notes Claim, on the other hand, agrees to receive less than the full amount of New Ordinary Shares on the Plan Effective Date such Holder is otherwise entitled to receive under the Plan, then the Debtors or the Reorganized Debtors, as applicable, may issue to such Holder on the Plan Effective Date a convertible instrument that is convertible into New Ordinary Shares in an amount equal to the remainder of the New Ordinary Shares to which such Holder would otherwise be entitled pursuant to the Plan. Such convertible instrument shall be convertible into New Ordinary Shares upon the satisfaction of certain conditions, including the receipt by such Holder of any and all governmental, regulatory, and third-party approvals or other consents necessary for such Holder to receive its full entitlement of New Ordinary Shares under the Plan. Upon any Entity’s acceptance of New Ordinary Shares, whether on the Plan Effective Date or at such later date as specified herein, such Entity shall be deemed to be bound by the New Corporate Governance Documents, as the same may be amended or modified from time to time following the Plan Effective Date in accordance with their terms. The Debtors or Reorganized Debtors may only issue convertible instruments subject to terms and/or definitive documentation that has been agreed to by the Debtors and such Holder and with the affirmative consent of such Holder.

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Whether the New Ordinary Shares will be publicly listed upon the Plan Effective Date will be determined by the Required Consenting Creditors.

4. Use of Cash.

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand and proceeds of the Exit Facilities to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

E.       Corporate Existence.

Except as otherwise provided in the Plan or Plan Supplement, each Debtor shall continue to exist after the Plan Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which such Debtor is incorporated or formed and pursuant to the certificate of incorporation and by-laws (or other formation documents) in effect prior to the Plan Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal Law).

F.       Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Confirmation Order, the Plan (including, for the avoidance of doubt, the Restructuring Steps Memorandum), or any agreement, instrument, or other document incorporated herein, or entered into in connection with our pursuant to, the Plan or Plan Supplement, on the Plan Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, Causes of Action, or other encumbrances. On and after the Plan Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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G.       Cancellation of Existing Agreements and Interests.

On the Plan Effective Date, except with respect to the Exit Facilities or to the extent otherwise provided in the Confirmation Order or the Plan, as applicable, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and the Reorganized Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided that, notwithstanding anything to the contrary contained herein, any agreement that governs the rights of the DIP Agent, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, the Unsecured Notes Trustee, or the Ancillary Facility Lender shall continue in effect solely for purposes of allowing the DIP Agent, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, the Unsecured Notes Trustee, or the Ancillary Facility Lender, as applicable, to (i) receive distributions under the Plan and to distribute them to the Holders of the Allowed DIP Claims, Allowed Term Loan Claims, Allowed Senior Secured Notes Claims, and Allowed Senior Unsecured Notes Claims, as applicable, in accordance with the terms of DIP Orders and the DIP Credit Agreement, Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, or the Notes Indentures, as applicable, (ii) maintain, enforce, or exercise any right or obligation to compensation, indemnification, reasonable and documented expense reimbursement, or contribution, that they may have under the Plan, the Senior Secured Notes, Senior Unsecured Notes, or the Notes Indentures, as applicable, to the extent provided herein, (iii) maintain, enforce, and exercise its rights to payment of fees, expenses, and indemnification obligations as against any money or property distributable to Holders of Allowed DIP Claims, Allowed Term Loan Claims, Allowed Senior Secured Notes Claims, or Allowed Senior Unsecured Notes Claims, as applicable, in accordance with the terms of DIP Orders and the DIP Credit Agreement, the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, or Notes Indentures, as applicable, and (iv) appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court, including to enforce any obligation owed to any of the DIP Agent, the ABL Agent, the Term Loan Agent, the Secured Notes Trustee, the Unsecured Notes Trustee or Holders of the DIP Claims, the Term Loan Claims, the Senior Secured Notes Claims, or the Senior Unsecured Notes Claims under the Plan, as applicable. Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. The ABL Agent’s rights to reimbursement, indemnity and fees and expenses under the ABL Credit Agreement that by their terms survive a termination of the Prepetition ABL Credit Agreement shall survive the Plan Effective Date, notwithstanding the payment in full or other proposed treatment of the Prepetition ABL Claims and the DIP Roll-Up Claims and the terms of this Plan.

Any credit agreement or other instrument that governs the rights, claims, and remedies of the Holder of a Claim shall continue in full force and effect for purposes of allowing Holders of Allowed Claims to receive distributions under the Plan or other treatment provided under the Plan and allowing the Agents to exercise any charging lien against such distributions, as applicable.

On and after the Effective Date, except as otherwise provided in the Plan or the Notes Indentures, all duties, responsibilities, or obligations of (i) the Secured Notes Trustee or the Unsecured Notes Trustee under the Senior Secured Notes Indenture or the Senior Unsecured Notes Indenture, respectively, and (ii) Holders of the Senior Secured Notes Claims and the Senior Unsecured Notes Claims, shall be fully discharged, and such Persons shall have no rights or obligations arising from or related to such agreements, instruments, Securities, or other documentation or the cancellation thereof; except (i) to the extent required to effectuate the Plan including, but not limited to, making distributions under the Plan to the Holders of Allowed Claims under the Senior Secured Notes Indenture or the Senior Unsecured Notes Indenture, as applicable, and (ii) with respect to any rights of the Secured Notes Trustee or the Unsecured Notes Trustee to payment of fees, reasonable and documented expenses, and indemnification obligations under the Notes Indentures, including, rights to priority of payment and/or to exercise charging liens.

Any fees, expenses, and costs that are due and owing to the DIP Agent, the Term Loan Agent, the Secured Notes Trustee or the Unsecured Notes Trustee, as applicable, related to or in connection with the Chapter 11 Cases and the DIP Credit Agreement, the Term Loan Credit Agreement, or the respective Notes Indentures, as applicable, shall be paid in full in Cash in the ordinary course on or after the Effective Date. To the extent the Secured Notes Trustee or the Unsecured Notes Trustee provides services or otherwise incurs costs or expenses, including professional fees, related to or in connection with the Chapter 11 Cases, implementation of the Plan, the Confirmation Order, or any obligations that survive under the Plan after the Effective Date, the Secured Notes Trustee and the Unsecured Notes Trustee shall be entitled to receive from the Reorganized Debtors, without further Bankruptcy Court approval, reimbursement of and compensation in full for any reasonable and documented fees and expenses incurred in providing such services. The payment of such compensation and expenses in connection with the Chapter 11 Cases and any distributions required to be made by the Unsecured Notes Trustee under the Senior Unsecured Notes Indenture will be made on or after the Effective Date in the ordinary course.

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H.       Corporate Action.

Upon the Plan Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors, officers, or managers for the Reorganized Debtors on the terms provided in the Plan and Restructuring Support Agreement; (3) the issuance and distribution of the New Ordinary Shares; (4) implementation of the Restructuring Transactions, including the Rights Offering (if any); (5) entry into the Exit Financing Documents; (6) adoption of the New Corporate Governance Documents; (7) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (8) the reservation of the Management Incentive Plan Pool; and (9) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Plan Effective Date) and in accordance with the Restructuring Support Agreement. All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security Holders, directors, officers, or managers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Plan Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Ordinary Shares, the New Corporate Governance Documents, the Exit Facilities, and the Exit Financing Documents, any other Definitive Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.       New Corporate Governance Documents.

On or immediately prior to the Plan Effective Date, the New Corporate Governance Documents, if applicable, shall be automatically adopted by the applicable Reorganized Debtors; provided that the shareholder agreement (or equivalent governing document) may be executed following the Plan Effective Date by the Holders of New Ordinary Shares once such Holders have obtained any and all governmental, regulatory, and third-party approvals or other consents necessary for such Holder to receive its full entitlement of New Ordinary Shares under the Plan. To the extent required under the Plan or applicable non-bankruptcy Law, each of the Reorganized Debtors will file its New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the applicable Laws of the respective state, province, or country of incorporation to the extent such filing is required for each such document. The New Corporate Governance Documents will prohibit the issuance of non-voting Equity Securities to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Corporate Governance Documents shall be included as exhibits to the Plan Supplement. After the Plan Effective Date, the Reorganized Debtors may amend and restate their respective New Corporate Governance Documents in accordance with the terms thereof, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the Laws of the respective states, provinces, or countries of incorporation and the New Corporate Governance Documents.

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J.       Directors and Officers of the Reorganized Debtors.

As of the Plan Effective Date, the term of the current members of the board of directors or other Governing Body of Venator shall expire, and the members for the initial term of the New Board shall be appointed; provided, that the independent directors serving on the special committee of the board of directors of the Debtors shall retain authority following the Plan Effective Date with respect to matters relating to Professional Fee Claim requests by Professionals acting at their authority and direction in accordance with the terms of the Plan. The independent directors serving on the special committee of the board of directors of the Debtors shall not have any of their privileged and confidential documents, communications or information transferred (or deemed transferred) to the Reorganized Debtors or any other Person or Entity without the prior written consent of the independent directors. The initial New Board shall consist of up to seven (7) directors, including (a) the Chief Executive Officer of Reorganized Venator; (b) if the members of the Cross-Holder Group are still parties to the Restructuring Support Agreement, two (2) independent directors if the Required Consenting Creditors decide that the New Board shall have five (5) members or three (3) independent directors if the Required Consenting Creditors decide that the New Board shall have seven (7) members, each selected by the Cross-Holder Group; and (c) if the members of the Term Lender Group are still parties to the Restructuring Support Agreement, two (2) independent directors if the Required Consenting Creditors decide that the New Board shall have five (5) members or three (3) independent directors if the Required Consenting Creditors decide that the New Board shall have seven (7) members, each selected by the Term Lender Group. The identities of the initial members of the New Board will be included in the Plan Supplement, to the extent known at the time of filing. Each such member and officer of the Reorganized Debtors shall serve from and after the Plan Effective Date pursuant to the terms of the New Corporate Governance Documents and other constituent documents of the Reorganized Debtors.

K.       Effectuating Documents; Further Transactions.

On and after the Plan Effective Date, the Reorganized Debtors, and their respective officers and boards of directors and managers, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

L.       Certain Securities Law Matters.

The offering of any New Ordinary Shares prior to the Petition Date shall be exempt from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

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The offering, issuance, exchange and distribution of the New Ordinary Shares (excluding MIP Shares), as contemplated by Article III of the Plan, after the Petition Date shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S., state, or local law requiring registration prior to the offering, exchange issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, and to the extent such exemption is not available, then such New Ordinary Shares (including MIP Shares) will be offered, issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities laws, including pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Such New Ordinary Shares, to the extent offered, issued and distributed pursuant to section 1145 of the Bankruptcy Code, (i) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) will be freely tradeable and transferable without registration under the Securities Act in the United States by the recipients thereof that are not, and have not been within 90 days of such transfer, an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the SEC or state or local securities laws, if any, applicable at the time of any future transfer of such securities or instruments.

Persons who receive the New Ordinary Shares pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder will hold “restricted securities” and may not be transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act. Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of such restricted securities would, however, under certain conditions, be permitted to resell New Ordinary Shares without registration if they are able to comply with the applicable provisions of Rule 144 or Rule 144A under the Securities Act or any other registration exemption under the Securities Act, or if such sales of restricted securities are registered under the Securities Act.

The Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order to any Entity (including DTC and any transfer agent for the New Ordinary Shares) with respect to the treatment of the New Ordinary Shares to be issued under the Plan under applicable securities laws. DTC and any transfer agent for the New Ordinary Shares shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the New Ordinary Shares to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no Entity (including DTC and any transfer agent for the New Ordinary Shares) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Ordinary Shares to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

M.       Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, reinstatement, distribution, transfer, or exchange of any debt, Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit Facilities; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

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N.       Employment Obligations.

Unless otherwise provided herein, and subject to Article V of the Plan, all employee wages, compensation, retiree benefits (as defined in 11 U.S.C. § 1114(a)), and benefit programs in place as of the Plan Effective Date with the Debtors, including for the avoidance of doubt, all executive compensation programs, executive employment agreements, and the Severance Plan, shall be assumed by the Reorganized Debtors and shall remain in place as of the Plan Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans as of the Plan Effective Date; provided that it is agreed and understood that the consummation of the Restructuring Transactions and the Plan and any associated organization changes shall not constitute a “change in control” or “change of control” or other similar event under any such agreement, arrangement, program, plan, or policy. For the avoidance of doubt, pursuant to section 1129(a)(13) of the Bankruptcy Code, as of the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. On the Plan Effective Date, the Reorganized Debtors shall (a) assume all employment agreements, indemnification agreements, or other agreements entered into with current employees; provided that it is agreed to and understood that the consummation of the Restructuring Transactions and the Plan and any associated organization changes shall not constitute a “change in control” or “change of control” or other similar event under any such agreement, arrangement, program, plan, or policy; or (b) enter into new agreements with such employees on terms and conditions acceptable to the Reorganized Debtors and such employee. For the avoidance of doubt, the Third-Party Release does not release the Debtors from their obligations to retirees as set forth in the Plan.

O.       Management Incentive Plan.

Effective on the Plan Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan. The Management Incentive Plan shall provide for no less than 30.0% of the Management Incentive Plan Pool to be allocated within forty-five (45) days following the Plan Effective Date to the Management Incentive Plan Participants on terms to be agreed between the Management Incentive Plan Participants and the New Board; provided that such period shall be extended automatically by an additional forty-five (45) days if good faith discussions between the Management Incentive Plan Participants and the New Board regarding the terms of the Management Incentive Plan remain ongoing at the conclusion of the initial forty-five (45) day period. The remaining 70.0% of the Management Incentive Plan Pool will be available to be allocated after the Plan Effective Date, in the form and on terms as determined by the New Board in consultation with the Management Incentive Plan Participants. If either (a) the New Board does not institute the Management Incentive Plan in accordance with the terms of the Plan (including the time periods set forth therein) or (b) the allocation to any Management Incentive Plan Participant or any other term thereof is not satisfactory to such participant (as determined in such participant’s sole discretion) prior to the expiration of the time periods set forth herein, in either case, such event shall constitute a “Termination for Good Reason” under the participant’s employment agreement and under the Severance Plan.

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P.       Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to this Article IV.P, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Plan Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof. For the avoidance of doubt, the Debtors and the Reorganized Debtors are hereby releasing in full (and are not preserving) any Claim or Cause of Action against the Consenting Creditors, the Backstop Parties, the DIP Lenders, the Holders of the DIP Roll-Up Claims, the ABL Agent, the Term Loan Agent, the DIP Agent, and their respective Affiliates and advisors (each in their capacity as such).

Subject to the limitations expressly provided herein, including the Releases set forth in Article VIII herein, the Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity (other than Consenting Creditors, Backstop Parties, the ABL Agent, the Term Loan Agent, the DIP Agent, the Holders of the DIP Roll-Up Claims, or the DIP Lenders, and their respective Affiliates and advisors) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the corresponding Reorganized Debtor, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action unless released pursuant to this Plan. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. For the avoidance of doubt, any Claims or Causes of Action against the Consenting Creditors, the Backstop Parties, the Holders of DIP Roll-Up Claims, the ABL Agent, the Term Loan Agent, the DIP Agent, or the DIP Lenders and their respective Affiliates and advisors (each in their capacity as such) shall not be retained Causes of Action.

Q.       DTC Eligibility.

The Debtors and the Reorganized Debtors, as applicable, shall use commercially reasonable efforts to promptly make the New Ordinary Shares eligible for distribution through the facilities of DTC to Holders of Claims in accordance with the Plan.

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R.       Closing the Chapter 11 Cases.

Upon the occurrence of the Plan Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for one of the Chapter 11 Cases, as determined by the Reorganized Debtors, and all pending or contested matters relating to each of the Debtors, including objections to Claims, shall be administered and heard in such Chapter 11 Case.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.       Assumption of Executory Contracts and Unexpired Leases.

On the Plan Effective Date, except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, as of the Plan Effective Date under sections 365 and 1123 of the Bankruptcy Code, unless such Executory Contract and Unexpired Lease: (1) was assumed, assumed and assigned, or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Plan Effective Date; or (4) is identified on the Rejected Executory Contract and Unexpired Lease List. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a court order approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan or the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Plan Effective Date shall be subject to approval by the Bankruptcy Court on or after the Plan Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or pursuant to any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or rejection under applicable federal Law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, with the consent of the Required Consenting Creditors (not to be unreasonably withheld or delayed), reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List at any time through and including thirty (30) days after the Plan Effective Date.

To the maximum extent permitted by applicable Law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” or similar provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.       Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Claims and Noticing Agent and served on the Reorganized Debtors no later than thirty (30) days after the effective date of such rejection.

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Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Claims and Noticing Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.F of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.       Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

The Debtors or the Reorganized Debtors, as applicable, shall pay Cures, if any, on the Plan Effective Date or as soon as reasonably practicable thereafter. Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Plan Effective Date. Any such request that is not timely Filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court. Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtors, in consultation with Required Consenting Creditors, also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, any objection to the assumption of an Executory Contract or Unexpired Lease under the Plan must be Filed with the Bankruptcy Court on or before thirty (30) days after the Plan Effective Date. Any such objection will be scheduled to be heard by the Bankruptcy Court at the Debtors’ or Reorganized Debtors’, as applicable, first scheduled omnibus hearing, or such other setting as requested by the Debtors or Reorganized Debtors, for which such objection is timely Filed. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise and full payment of any applicable Cure pursuant to this Article V shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the Plan Effective Date of assumption. Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, and for which any Cure has been fully paid pursuant to this Article V, shall be deemed disallowed and expunged as of the Plan Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

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D.       Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Plan Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

The Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect prior to the Plan Effective Date (including, without limitation, any tail policy), and any directors and officers of the Debtors who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. Notwithstanding anything herein to the contrary, the Debtors and the Reorganized Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

E.       Indemnification Policies.

Consistent with applicable Law, all Indemnification Provisions in place as of the Plan Effective Date shall be reinstated and remain intact, irrevocable, and shall survive the effectiveness of the Plan and the Restructuring Transactions on terms no less favorable to such current and former officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the Indemnification Provisions in place prior to the Plan Effective Date.

F.       Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors have any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forth-five (45) days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

G.       Nonoccurrence of Plan Effective Date.

In the event that the Plan Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.       Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

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ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.       Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Plan Effective Date (or, if a Claim is not an Allowed Claim on the Plan Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Plan Effective Date.

B.       Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Plan Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.       Rights and Powers of Disbursing Agent.

1. Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2. Expenses Incurred On or After the Plan Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent (including the Agents/Trustees) on or after the Plan Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

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D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1. Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Disbursing Agent shall make distributions to the transferee only to the extent practicable and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of distributions.

All distributions to Holders of the Senior Secured Notes Claims or the Senior Unsecured Notes Claims shall be deemed to be made by the Secured Notes Trustee or the Unsecured Notes Trustee, respectively. Regardless of whether such distributions are made by the Secured Notes Trustee, the Unsecured Notes Trustee or by the Disbursing Agent at the reasonable direction of the Secured Notes Trustee or the Unsecured Notes Trustee, any applicable charging lien shall attach to the property to be distributed to Holders of the Senior Secured Notes Claims and Senior Unsecured Notes Claims, as applicable, in the same manner as if such distributions were made through the Secured Notes Trustee or the Unsecured Notes Trustee.

2. Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such Holder as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3. Minimum Distributions.

No fractional shares of New Ordinary Shares shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Ordinary Shares that is not a whole number, the actual distribution of shares of New Ordinary Shares shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Ordinary Shares to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

4. Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one (1) year from the Plan Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

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5. Surrender of Canceled Instruments or Securities.

On the Plan Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest shall be deemed to have surrendered such certificate or instrument to the Disbursing Agent. Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights. Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims or Interests that are Unimpaired under the Plan.

E.       Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.       Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, exchange and distribution of the New Ordinary Shares (excluding the MIP Shares), as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable Law requiring registration prior to the offering, issuance, exchange, distribution, or sale of Securities, to the maximum extent possible. The offering of such New Ordinary Shares prior to the Petition Date shall be exempt from such registration requirements pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. In addition, to the extent New Ordinary Shares are offered, issued, exchanged or distributed pursuant to section 1145 of the Bankruptcy Code, such New Ordinary Shares (excluding the MIP Shares) will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145 (b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (ii) compliance with applicable securities Laws and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments; and (iii) any restrictions in the New Corporate Governance Documents.

G.       Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, any applicable withholding or reporting agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, any applicable withholding or reporting agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

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H.       Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.       Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Plan Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal (National Edition), on the Plan Effective Date.

J.       Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the Holder of such Allowed Claim to the extent such setoff or recoupment (other than for any Allowed Claim held by the Consenting Creditors, Backstop Parties, the ABL Agent, the Holders of the DIP Roll-Up Claims, or DIP Lenders) is either (1) agreed in amount among the relevant Reorganized Debtor(s) and Holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable Holder. In no event shall any Holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Plan Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.       Claims Paid or Payable by Third Parties.

1. Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is fully repaid.

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2. Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3. Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article III of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers, under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.       Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, Holders of Claims need not file Proofs of Claim, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Plan Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Plan Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Bankruptcy Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must file Cure objections as set forth in Article VII hereof to the extent such Entity disputes the amount of the Cure paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty. Except as otherwise provided herein, all Proofs of Claim filed after the Plan Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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B.       Allowance of Claims.

After the Plan Effective Date and subject to the terms of this Plan, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Plan Effective Date. The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.       Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Plan Effective Date, the Reorganized Debtors, in consultation with the Required Consenting Creditors, shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Plan Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Plan Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and Filed on or before the 120th day after the Plan Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.       Estimation of Claims and Interests.

Before or after the Plan Effective Date, the Debtors or the Reorganized Debtors, as applicable, (and in consultation with the Required Consenting Creditors), may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

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E.       Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

F.       Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (1) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (2) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

G.       No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

H.       Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Plan Effective Date, without any interest to be paid on account of such Claim or Interest.

I.       No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no Holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Plan Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

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ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.       Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Plan Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims or Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Plan Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

B.       Release of Liens.

Except as otherwise provided in the Exit Financing Documents, the Plan (including with respect to the cash collateralization of certain DIP Roll-Up Claims), the Confirmation Order, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Plan Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Plan Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any Cash Collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

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C.       Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, as of the Plan Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, except (i) for the right to enforce the Plan or any right or obligation arising under, without limitation, the Definitive Documents or other documents entered into in furtherance of the restructuring and Restructuring Transactions that remain in effect or become effective after the Plan Effective Date or (ii) as otherwise provided in the Plan or in the Confirmation Order, on and after the Plan Effective Date, the Released Parties are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, and their Related Parties, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, or their Related Parties, as applicable, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates, or their Related Parties, as applicable, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, their Estates, or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between or among any Debtor, Reorganized Debtor, Related Party and any Released Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors by Released Parties other than the Consenting Creditors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions, or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions, or any Restructuring Transactions, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Restructuring Transactions, including the issuance or distribution of Securities pursuant to the Restructuring Transactions, or the distribution of property pursuant to the Restructuring Transactions, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before, in respect of the foregoing clause, the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any Causes of Action identified in the Schedule of Retained Causes of Action; provided, however, that any Causes of Action against the Consenting Creditors, their Affiliates, the ABL Agent, the Term Loan Agent, the Holders of the DIP Roll-Up Claims, or their respective advisors shall not be retained Causes of Action or be identified in the Schedule of Retained Causes of Action, and (ii) any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities, the Exit Financing Documents, or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (a) in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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D.       Releases by Third Parties.

Notwithstanding anything contained in the Plan to the contrary, as of the Plan Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions and services of the Released Parties in facilitating the implementation of the restructuring contemplated by the Plan, the adequacy of which is hereby confirmed, pursuant to section 1123(b) of the Bankruptcy Code, in each case except for Claims arising under, or preserved by, the Plan, including (i) the right to enforce the Plan or any right or obligation arising under the Definitive Documents or other documents entered into in furtherance of the restructuring and Restructuring Transactions that remain in effect or become effective after the Plan Effective Date or (ii) as otherwise provided in the Plan or in the Confirmation Order, to the fullest extent permitted under applicable law, each Released Party is, and is deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each and all of the Releasing Parties, from any and all Claims and Causes of Action, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all Entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of any of the foregoing Entities, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative claims asserted or assertable on behalf of the Debtors, the Reorganized Debtors, or their Estates, or any Related Party, as applicable, that such Entity would have been legally entitled to assert (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor, a Reorganized Debtor, or their Estates or other Entity, or any Related Party, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the capital structure, management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between or among any Debtor and any Released Party, or any Related Party, the ownership and/or operation of the Debtors by any Released Party or the distribution of any Cash or other property of the Debtors to any Released Party, the assertion or enforcement of rights or remedies against the Debtors, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors by Released Parties other than the Consenting Creditors), intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll- Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before and during the Chapter 11 Cases, any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions or any Restructuring Transactions, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), before or during the Chapter 11 Cases, any other Definitive Document, or other documents entered into in furtherance of the restructuring and Restructuring Transactions or any Restructuring Transactions, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Restructuring Transactions and/or Plan, or the distribution of property pursuant to the Restructuring Transactions and/or the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence related or relating to any of the foregoing taking place on or before the Plan Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities, the Exit Financing Documents, or any Claim or obligation arising under the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third- Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by each of the Released Parties, including, without limitation, the Released Parties’ substantial contributions to facilitating the Restructuring Transactions and implementing the Plan; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Release.

E.       Exculpation.

Effective as of the Plan Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Debtor shall have or incur, and each Debtor is released and exculpated from any Cause of Action or any claim arising from the Petition Date through the Plan Effective Date related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement, the DIP New Money Facility, the DIP Roll-Up Facility, the DIP Documents, the Exit Facilities, the Exit Financing Documents, the Rights Offering Documents (if any), the Backstop Commitment Agreements (if any), the Prepetition ABL Credit Agreement, the Ancillary Facility, the Hedge Agreements, the Term Loan Credit Agreement, the Notes Indentures, the Disclosure Statement, the Plan (including, for avoidance of doubt, the Plan Supplement), any other Definitive Document, or any Restructuring Transaction, contract, instrument, release or other agreement or document (relating to any of the foregoing, created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Exit Facilities, the Plan, or the Plan Supplement before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (excluding, for the avoidance of doubt, providing any legal opinion effective as of the Plan Effective Date requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan), except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors have, and upon Consummation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the exculpation shall not release any obligation or liability of any Entity for any post- Plan Effective Date obligation under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. No entity or person may commence or pursue a Claim or Cause of Action of any kind against any of the Debtors that arose or arises from, in whole or in part, a Claim or Cause of Action subject to the terms of this paragraph, without this Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such Debtor and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such Debtor.

The Debtors have, and upon confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not release or exculpate any Claim relating to post- Plan Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the Exit Facilities, the Exit Financing Documents, or any Claim or obligation arising under the Plan.

Solely with respect to the exculpation provisions, notwithstanding anything to the contrary herein the Plan, the 1125(e) Exculpation Parties shall not incur liability for any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of, in whole or in part, (a) the solicitation of acceptance or rejection of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code or (b) the participation, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security, offered or sold under the Plan. No entity or person may commence or pursue a Claim or Cause of Action of any kind against any of the 1125(e) Exculpation Parties that arose or arises from, in whole or in part, a Claim or Cause of Action subject to the terms of this paragraph, without this Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a colorable Claim for actual fraud, gross negligence, or willful misconduct against any such 1125(e) Exculpation Party and such party is not exculpated pursuant to this provision; and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against such 1125(e) Exculpation Party. The Bankruptcy Court will have sole and exclusive jurisdiction to adjudicate the underlying colorable Claim or Causes of Action.

F.       Injunction.

Except as otherwise expressly provided in this Plan or the Confirmation Order or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Plan Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

No Person or Entity may commence or pursue a Claim or Cause of Action, as applicable, of any kind against the Debtors, the Reorganized Debtors, or the Released Parties, as applicable, that relates to or is reasonably likely to relate to any act or omission in connection with, relating to, or arising out of a Claim or Cause of Action, as applicable, subject to the terms of the Plan, without the Bankruptcy Court (i) first determining, after notice and a hearing, that such Claim or Cause of Action represents a claim of willful misconduct, fraud or gross negligence against a Released Party and (ii) specifically authorizing such Entity or Person to bring such Claim or Cause of Action against any such Debtor, Reorganized Debtor, or Released Party, as applicable.

The Bankruptcy Court shall have sole and exclusive jurisdiction to determine whether a Claim or Cause of Action is colorable and, only to the extent legally permissible and shall have jurisdiction to adjudicate the underlying colorable Claim or Cause of Action.

G.       Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.       Document Retention.

On and after the Plan Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.       Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Plan Effective Date.

It shall be a condition to the Plan Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.	the Restructuring Support Agreement shall not have been terminated by all parties thereto and shall remain in full force and effect;

2.	the Final DIP Order shall be in full force and effect and there shall be no defaults under the DIP Documents continuing unless waived by the requisite DIP Lenders in accordance with the terms of the DIP Documents;

3.	the Restructuring Transactions have been implemented in accordance with the Restructuring Steps Memorandum in all material respects;

4.	an order approving the Disclosure Statement and an order confirming the Plan (which, for the avoidance of doubt, may be the same order) shall have been entered and such orders shall not have been stayed, modified, or vacated on appeal;

5.	the Backstop Commitment Agreements (if any) shall not have been terminated and shall remain in full force and effect;

6.	the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the Plan and subject to the consent rights in the Restructuring Support Agreement or other Definitive Document;

7.	the Plan, Confirmation Order, and all schedules, documents, supplements, and exhibits to the Plan, and any other Definitive Documents shall have become effective, subject to the consent and approval rights set forth in the Restructuring Support Agreement;

8.	the New Ordinary Shares shall have been issued (with all conditions precedent thereto having been satisfied or waived);

9.	all Professional Fee Amounts that require the approval of the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Plan Effective Date shall have been funded into the Professional Fee Escrow Account pending the approval of such fees and expenses by the Bankruptcy Court;

10.	all Restructuring Expenses shall have been paid in accordance with the Plan; and

11.	any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained.

B.	Waiver of Conditions.

The conditions to the Plan Effective Date set forth in this Article IX may be waived in whole or in part at any time by the Debtors only with the prior written consent of the Required Consenting Creditors (email shall suffice), without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.	Substantial Consummation

“Substantial consummation” of the Plan, as defined by section 1101(2) of the Bankruptcy Code, shall be deemed to occur on the Plan Effective Date.

D.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any Holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders of Claims or Interests, or any other Entity, respectively; provided that all provisions of the Restructuring Support Agreement that survive termination thereof shall remain in effect in accordance with the terms thereof.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and to the extent permitted by the Restructuring Support Agreement and applicable law, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the Restructuring Support Agreement, and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement (including the consent, approval, and consultation rights set forth therein), the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Plan Effective Date, on and after the Plan Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.           allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.           decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.           resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Plan Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.           ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.           adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Plan Effective Date;

6.           adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.           enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8.           enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.           resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.          issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan, including any action to adversely impact, reduce or diminish the Debtors’ or Reorganized Debtor’s net operating losses or other tax assets or attributes, or any action (including in the United States or any foreign jurisdiction) that is intended or is reasonably likely to directly or indirectly prevent, impede, hinder, adversely affect, and/or delay any of the Restructuring Transactions or any actions or efforts of the Debtors and Reorganized Debtors and/or their ability to consummate the Plan;

11.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, exculpations, and other provisions;

12.         resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K hereof;

13.         enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.         determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Plan Supplement, or the Disclosure Statement;

15.         enter an order concluding or closing the Chapter 11 Cases;

16.         adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.         consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.         determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.         hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.         hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.         hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Plan Effective Date;

22.         hear and determine all disputes involving the obligations or terms of the Rights Offering and the Backstop Commitment Agreements;

23.         enforce all orders previously entered by the Bankruptcy Court; and

24.         hear any other matter not inconsistent with the Bankruptcy Code.

As of the Plan Effective Date, notwithstanding anything in this Article XI to the contrary, the Exit Financing Documents shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain any jurisdiction with respect thereto.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Plan Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Plan Effective Date, and consistent in all respects with the terms of the Restructuring Support Agreement, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All monthly reports shall be filed, and all fees due and payable pursuant to section 1930(a) of Title 28 of the United States Code shall be paid by the Debtors or the Reorganized Debtors on the Effective Date, and following the Effective Date, the Reorganized Debtors shall pay such fees as they are assessed and come due for each quarter (including any fraction thereof), and shall file quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee and to file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Plan Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Plan Effective Date.

All monthly reports shall be filed, and all fees due and payable pursuant to section 1930(a) of Title 28 of the United States Code shall be paid by the Debtors or the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) on the Plan Effective Date, and following the Plan Effective Date, the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) shall pay such fees as they are assessed and come due for each quarter (including any fraction thereof), and shall file quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay such quarterly fees to the U.S. Trustee and to file quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Plan Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Plan Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.     Debtors:

Venator Materials PLC

Titanium House

Hanzard Drive

Wynyard Park

Stockton-On-Tees

United Kingdom

TS22 5FD

Attention: Russ Stolle, Executive Vice President, General Counsel and Chief Compliance Officer

E-mail address: russ_stolle@venatorcorp.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Steven N. Serajeddini, P.C.

E-mail address: steven.serajeddini@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attention: Jeffrey Michalik

E-mail address: jeff.michalik@kirkland.com

and

Jackson Walker LLP

1401 McKinney, Suite 1900

Houston, Texas 77010

Attention: Matthew Cavenaugh, Jennifer Wertz, and Victoria Argeropolous, Beau Butler

E-mail addresses: mcavenaugh@jw.com; jwertz@jw.com; vargeroplos@jw.com; bbutler@jw.com

2. Cross-Holder Group:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Scott J. Greenberg and Steven Domanowski

E-mail address: sgreenberg@gibsondunn.com; sdomanowski@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue

Washington, DC 20036

Attention: AnnElyse Scarlett Gains

E-mail address: agains@gibsondunn.com

3. Term Lender Group:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Harrison Denman and Scott Greissman

E-mail address: harrison.denman@whitecase.com; sgreissman@whitecase.com

After the Plan Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Plan Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Plan Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://dm.epiq11.com/Venator or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, subject to the terms of the Restructuring Support Agreement, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, provided that any such deletion or modification must be consistent with the Restructuring Support Agreement and the consent rights contained in each of them; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, managers, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

Dated: July 18, 2023	VENATOR MATERIALS PLC
on behalf of itself and all its Debtor affiliates

	By:	/s/ Kurt Ogden
Name: Kurt Ogden
Title: Chief Financial Officer